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Exhibit 2.3

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re:	)	Chapter 11
)
GST TELECOM INC., et al.,	)	Case No. 00-1982 (GMS)
)
Debtors.	)	Jointly Administered

DISCLOSURE STATEMENT
WITH RESPECT TO DEBTORS'
FIRST AMENDED JOINT PLAN OF LIQUIDATION

I. INTRODUCTION

A.    Purpose of Disclosure Statement

        GST Telecom Inc., a Delaware corporation ("GST Telecom"), GST Telecommunications, Inc. ("GST Telecommunications"), a federally-chartered Canadian corporation, and those other subsidiaries and affiliates listed on Exhibit 1 to the Plan (together with GST Telecom and GST Telecommunications, "GST," the "Company," or the "Debtors," and exclusive of GST Telecommunications, the "Affiliate Debtors") provide this Disclosure Statement to all of the Debtors' creditors and stockholders in order to permit such creditors and stockholders to make an informed decision in voting to accept or reject the First Amended Joint Plan of Liquidation of GST Telecom Inc., et al., filed by the Debtors (the "Plan").(1) A copy of the Plan accompanies this Disclosure Statement as Exhibit A.

(1)
Capitalized terms used herein but not otherwise defined have the meanings assigned to such terms in the Plan.

        This Disclosure Statement is presented to certain holders of Claims against or Interests in the Debtors in order to satisfy the requirements of section 1125 of the United States Bankruptcy Code, 11 U.S.C. §§ 101-1330 (the "Bankruptcy Code"). Section 1125 requires that a disclosure statement provide information sufficient to enable a hypothetical and reasonable investor, typical of the Debtors' creditors and stockholders, to make an informed judgment whether to accept or reject the Plan. This Disclosure Statement may not be relied upon for any purpose other than that described above.

        GST Telecommunications has also commenced a case in the Superior Court of Justice in Toronto, Ontario, Canada (the "Canadian Court") under the Companies' Creditors Arrangement Act (the "CCAA"). GST Telecommunications intends to file a copy of the order, if any, of the United States District Court for the District of Delaware (the "Bankruptcy Court") confirming the Plan in the Chapter 11 Cases with the Canadian Court and request that the Canadian Court enter an order extending comity to the Bankruptcy Court's Confirmation Order.

        THIS DISCLOSURE STATEMENT AND THE PLAN ARE AN INTEGRAL PACKAGE, AND THEY MUST BE CONSIDERED TOGETHER FOR THE READER TO BE ADEQUATELY INFORMED.

        NO REPRESENTATIONS CONCERNING THE DEBTORS (PARTICULARLY AS TO THE VALUE OF THEIR PROPERTY) ARE AUTHORIZED BY THE DEBTORS OTHER THAN AS SET FORTH IN THIS DISCLOSURE STATEMENT AND ITS EXHIBITS. ANY REPRESENTATIONS OR INDUCEMENTS MADE TO SECURE YOUR ACCEPTANCE OF THE PLAN OTHER THAN AS CONTAINED IN THIS DISCLOSURE STATEMENT AND ITS EXHIBITS AND THE ACCOMPANYING LETTER OF SUPPORT FROM THE DEBTORS SHOULD NOT BE RELIED UPON BY YOU IN ARRIVING AT YOUR DECISION, AND SUCH ADDITIONAL

REPRESENTATIONS AND INDUCEMENTS SHOULD BE REPORTED TO COUNSEL FOR THE DEBTORS, WHO SHALL IN TURN DELIVER SUCH INFORMATION TO THE BANKRUPTCY COURT FOR SUCH ACTION AS MAY BE APPROPRIATE.

        THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT, INCLUDING ANY EXHIBITS CONCERNING THE FINANCIAL CONDITION OF THE DEBTORS AND THE OTHER INFORMATION CONTAINED HEREIN, HAS NOT BEEN SUBJECT TO AN AUDIT OR INDEPENDENT REVIEW EXCEPT AS EXPRESSLY SET FORTH HEREIN. ACCORDINGLY, THE DEBTORS ARE UNABLE TO WARRANT OR REPRESENT THAT THE INFORMATION CONCERNING THE DEBTORS OR THEIR FINANCIAL CONDITION IS ACCURATE OR COMPLETE. THE PROJECTED INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT HAS BEEN PRESENTED FOR ILLUSTRATIVE PURPOSES ONLY, AND, BECAUSE OF THE UNCERTAINTY AND RISK FACTORS INVOLVED, THE DEBTORS' ACTUAL RESULTS MAY NOT BE AS PROJECTED HEREIN.

        ALTHOUGH AN EFFORT HAS BEEN MADE TO BE ACCURATE, THE DEBTORS DO NOT WARRANT OR REPRESENT THAT THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT AND ITS EXHIBITS IS CORRECT. THE DISCLOSURE STATEMENT CONTAINS ONLY A SUMMARY OF THE PLAN. EACH CREDITOR AND STOCKHOLDER IS URGED TO REVIEW THE PLAN PRIOR TO VOTING ON IT.

        THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE OF THE DISCLOSURE STATEMENT UNLESS ANOTHER TIME IS SPECIFIED. THE DELIVERY OF THIS DISCLOSURE STATEMENT SHALL NOT UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH SINCE THE DATE OF THE DISCLOSURE STATEMENT.

        A STATEMENT OF THE ASSETS AND LIABILITIES OF THE DEBTORS AS OF THE DATE OF THE COMMENCEMENT OF THEIR CHAPTER 11 CASES IS ON FILE WITH THE CLERK OF THE BANKRUPTCY COURT AND MAY BE INSPECTED BY INTERESTED PARTIES DURING REGULAR BUSINESS HOURS.

        THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1125 OF THE BANKRUPTCY CODE AND NOT IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER APPLICABLE NONBANKRUPTCY LAW. ENTITIES HOLDING OR TRADING IN OR OTHERWISE PURCHASING, SELLING OR TRANSFERRING CLAIMS AGAINST, INTERESTS IN OR SECURITIES OF, THE DEBTORS SHOULD EVALUATE THIS DISCLOSURE STATEMENT ONLY IN LIGHT OF THE PURPOSE FOR WHICH IT WAS PREPARED.

        THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN.

        Pursuant to the Bankruptcy Code, this Disclosure Statement and the Plan were filed on October 29, 2001. The Bankruptcy Court will hold a hearing on confirmation of the Plan beginning at 10:00 a.m. (prevailing Eastern time) on January 7, 2002, in the United States District Court for the District of Delaware, J. Caleb Boggs Federal Building, Courtroom 4A, 844 N. King Street, Wilmington, Delaware 19801. At that Confirmation Hearing, the Bankruptcy Court will consider whether the Plan satisfies the requirements of the Bankruptcy Code, including whether the Plan is in the best interests of the claimants, and will review a ballot report concerning votes cast for acceptance or rejection of the Plan.

        To obtain, at your cost, additional copies of this Disclosure Statement or of the Plan, please contact:

  Logan & Company, Inc.
  546 Valley Road
  Upper Montclair, NJ 07043
  (973) 509-3190

B.    Overview of the Plan

        THE FOLLOWING IS A BRIEF SUMMARY OF THE TREATMENT OF CLAIMS AND INTERESTS UNDER THE PLAN. THE DESCRIPTION OF THE PLAN SET FORTH BELOW CONSTITUTES A SUMMARY ONLY. CREDITORS AND OTHER PARTIES IN INTEREST ARE URGED TO REVIEW THE MORE DETAILED DESCRIPTION OF THE PLAN CONTAINED IN SECTION IV OF THIS DISCLOSURE STATEMENT AND THE PLAN ITSELF. THE PLAN IS ATTACHED AS EXHIBIT A TO THIS DISCLOSURE STATEMENT.

        Except as set forth below, the Plan provides that holders of Allowed Other Priority Claims, Allowed General Secured Claims, the 10 1/2% Secured Notes Deficiency Claims, the 13 1/4% Secured Notes Deficiency Claims, and Allowed General Unsecured Claims generally will be entitled to initial distributions of Cash on, or as soon as reasonably practicable after, the Effective Date, and additional distributions based on recoveries from the liquidation of remaining assets and causes of action of the Debtors after the Effective Date. The Plan provides that the holders of Class 5 Subordinated Indenture Claims, Allowed Intercompany Claims and Interests will receive no distribution and that all Intercompany claims and Interests will be cancelled.

        As will be discussed in Section III.G, the Allowed Secured Claims under the two Secured Indentures are being paid in cash pursuant to an order entered by the Bankruptcy Court on December 4, 2001, granting the Secured Notes Collateral Value Motion. Consequently, the Plan does not provide for any distribution on account of any Secured Claims under the Secured Indentures. As noted above, however, the Plan does provide a distribution to holders of Allowed Unsecured Deficiency Claims under the Secured Indentures, and those Deficiency Claims are treated pari passu with the Allowed General Unsecured Claims.

        Procedures for the distribution of Cash pursuant to the Plan, including matters which are expected to affect the timing of the receipt of distributions by certain holders of Claims, are described in detail in Section IV of this Disclosure Statement.

        The Plan classifies Claims against and Interests in the Debtors into 7 classes.

        In accordance with section 1123(a)(1) of the Bankruptcy Code, DIP Facility Claims, Administrative Claims and Priority Tax Claims of the kinds specified in sections 507(a)(1) and 507(a)(8) of the Bankruptcy Code have not been classified under the Plan and their treatment is set forth in Article 2 of the Plan.

        The Plan provides for payment in full in Cash on the Effective Date, or as soon thereafter as is reasonably practicable, to all holders of Class 1 Allowed Other Priority Claims. Class 1 is not Impaired.

        The remaining Classes of Claims and Interests are Impaired under the Plan.

        The Plan provides that all holders of Class 2 Allowed General Secured Claims will receive the collateral securing such Allowed General Secured Claim or Cash in the respective allocable amounts obtained from the sale of the collateral securing such holder's Allowed General Secured Claim or such other treatment as may be agreed upon in writing by the holder of such Allowed General Secured Claim and the Debtors.

        The Plan provides that all holders of Class 3A and 3B Allowed Secured Noteholder Deficiency Claims and all holders of Class 4 Allowed General Unsecured Claims against the Affiliate Debtors, except holders of Class 4A Allowed GST Telecommunications Nonsubordinated Unsecured Claims, will receive in Cash a Pro Rata share of the remaining Assets (including Cash) after distributions to all higher priority Allowed Claims and Class 4A Allowed GST Telecommunications Nonsubordinated Unsecured Claims have been made. As discussed in more detail in Section IV hereof, the Plan provides that the holders of Class 4A Allowed GST Telecommunications Nonsubordinated Unsecured Claims will receive the lesser of (i) 20% of the amount of their Allowed Unsecured Claims, or (ii) their Pro Rata share of $1.5 million of cash.

        The Plan provides that all Class 5 Subordinated Indenture Claims, Class 6 Intercompany Claims and Class 7 Interests will be cancelled and extinguished under the Plan. The holders of Class 5 Claims, Class 6 Claims and Class 7 Interests will receive no distribution under the Plan.

        The Plan is premised on the substantive consolidation of the Affiliate Debtors only with respect to the treatment of the Secured Noteholder Deficiency Claims in Class 3 and the Unsecured Claims in Classes 4B and 4C, as provided below. The Plan does not contemplate substantive consolidation of the Debtors with respect to other Classes of Claims against or Interests in the Debtors, which shall be deemed to apply separately with respect to each Plan proposed by each Debtor.

        To effectuate the substantive consolidation of the Affiliate Debtors with respect to the Secured Noteholder Deficiency Claims in Class 3 and the Unsecured Claims in Classes 4B and 4C, on the Effective Date, (a) all Class 6 Intercompany Claims will be eliminated, (b) after giving effect to the transfers set forth in the Plan to the holders of DIP Facility Claims, Administrative Claims, Professional Claims, Allowed Priority Tax Claims, Class 1 Claims, Class 2 Claims and Class 4A Claims, all assets and liabilities of the Affiliate Debtors will be merged or treated as though they were merged, (c) all guarantees of the Affiliate Debtors of the obligations of any other Affiliate Debtor and any joint or several liability of any of the Affiliate Debtors shall be eliminated, (d) each and every Unsecured Claim against any Affiliate Debtor shall be deemed filed against the consolidated Affiliate Debtors and all Unsecured Claims filed against more than one Affiliate Debtor for the same liability shall be deemed one Claim against and obligation of the consolidated Affiliate Debtors.

        The Debtors believe that distributions under the Plan will provide at least the same recovery on account of Allowed Claims as would distributions by a chapter 7 trustee. However, distributions under the Plan would be made more quickly than distributions by a chapter 7 trustee and a chapter 7 trustee would charge a substantial fee, reducing the amount available for distribution on account of Allowed Claims. Additionally, the Creditors' Committee supports the Plan. ACCORDINGLY, THE DEBTORS URGE EACH CREDITOR ENTITLED TO VOTE ON THE PLAN TO VOTE TO ACCEPT THE PLAN.

        Following are detailed, Class-by-Class summaries of the description and treatment of Allowed Claims under the Plan.

Class Description	Treatment Under Plan
Class 1—Other Priority Claims	On the Effective Date, or as soon thereafter as is reasonably practicable, each Allowed Other Priority Claim shall be paid, in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Other Priority Claim, (a) Cash equal to the amount of such Allowed Other Priority Claim, or (b) such other treatment as to which the Debtors and the holder of such Allowed Other Priority Claim have agreed upon in writing.

Class 2—General Secured Claims
At GST's option, as soon as is reasonably practicable after the later of (x) the Effective Date, or (y) 30 days after the date on which such Claim becomes an Allowed General Secured Claim, the Debtors shall, in full satisfaction, settlement, release and discharge of and in exchange for such Allowed General Secured Claim, (a) distribute to each holder of an Allowed General Secured Claim the collateral securing such Allowed General Secured Claim, (b) distribute to each holder of an Allowed General Secured Claim Cash in an amount not to exceed the Allowed General Secured Claim, equal to the proceeds actually realized from the sale of any collateral securing such Claim (payable first, if applicable, from amounts set aside on account of such General Secured Claim by order of the Bankruptcy Court), less the actual costs and expenses of disposing of such collateral, or (c) provide for such other treatment as may be agreed upon in writing by the holder of such Allowed General Secured Claim and the Debtors.
Class 3—Secured Noteholder Deficiency Claims	Class 3 consists of separate subclasses for each category of Secured Noteholder Deficiency Claims. Each subclass is deemed to be a separate Class for all purposes under the Bankruptcy Code.
Class 3A—(10 1/2% Secured Notes Deficiency Claims)
Notwithstanding any amount scheduled for such 10 1/2% Secured Notes Deficiency Claims or any of the Proofs of Claim set forth on Exhibit B hereto, which by this Plan are deemed objected to, disallowed and expunged, each holder of Allowed 10 1/2% Secured Notes Deficiency Claims will receive, in full satisfaction, settlement, release and discharge of and in exchange for its 10 1/2% Secured Notes Deficiency Claims, in accordance with the amount of 10 1/2% Secured Notes held by such holder on the Distribution Record Date and on account of such Claims, after (a) satisfaction in full or satisfaction in accordance with this Plan of all Allowed DIP Claims, Allowed Administrative Claims, Allowed Professional Claims, Allowed Priority Tax Claims and Allowed Trust Fund Claims as provided in Article 2 of the Plan, (b) the treatment provided in the Plan for Allowed Claims in Classes 1 and 2, and (c) the treatment provided in the Plan for Allowed GST Telecommunications Nonsubordinated Unsecured Claims provided in Section 5.4.1 of the Plan, each holder of Allowed 10 1/2% Secured Notes Deficiency Claims will receive, on the Effective Date, or as soon as is reasonably practicable thereafter, its share of Available Cash allocable to its Allowed 10 1/2% Secured Notes Deficiency Claims, shared Pro Rata with the holders of Allowed 13 1/4% Secured Notes Deficiency Claims, Allowed 13% Senior Discount Notes Claims and Allowed Other Unsecured Claims and the other holders of Allowed 10 1/2% Secured Notes Deficiency Claims, in an amount not to exceed the amount of its Allowed 10 1/2% Secured Notes Deficiency Claims.

Class 3B—(13 1/4% Secured Notes Deficiency Claims)
Notwithstanding any amount scheduled for such 13 1/4% Secured Notes Deficiency Claims or any of the Proofs of Claim set forth on Exhibit B hereto, which by this Plan are deemed objected to, disallowed and expunged, each holder of Allowed 13 1/4% Secured Notes Deficiency Claims will receive, in full satisfaction, settlement, release and discharge of and in exchange for its 13 1/4% Secured Notes Deficiency Claims, in accordance with the amount of 13 1/4% Secured Notes held by such holder on the Distribution Record Date and on account of such Claims, after (a) satisfaction in full or satisfaction in accordance with this Plan of all Allowed DIP Claims, Allowed Administrative Claims, Allowed Professional Claims, Allowed Priority Tax Claims and Allowed Trust Fund Claims as provided in Article 2 of the Plan, (b) the treatment provided in the Plan for Allowed Claims in Classes 1 and 2, and (c) the treatment provided in the Plan for Allowed GST Telecommunications Nonsubordinated Unsecured Claims provided in Section 5.4.1 of the Plan, each holder of Allowed 13 1/4% Secured Notes Deficiency Claims will receive, on the Effective Date, or as soon as is reasonably practicable thereafter, its share of Available Cash allocable to its Allowed 13 1/4% Secured Notes Deficiency Claims, shared Pro Rata with the holders of Allowed 10 1/2% Secured Notes Deficiency Claims, Allowed 13% Senior Discount Notes Claims and Allowed Other Unsecured Claims and the other holders of Allowed 13 1/4% Secured Notes Deficiency Claims, in an amount not to exceed the amount of its Allowed 13 1/4% Secured Notes Deficiency Claims.
Class 4—General Unsecured Claims	Class 4 consists of separate subclasses for each category of General Unsecured Claims. Each subclass is deemed to be a separate Class for all purposes under the Bankruptcy Code.

After (a) satisfaction in full or satisfaction in accordance with the Plan of all Allowed DIP Claims, Allowed Administrative Claims, Allowed Professional Claims, Allowed Priority Tax Claims and Allowed Trust Fund Claims as provided in Article 2 of the Plan, (b) the treatment provided in the Plan for Allowed Claims in Classes 1 and 2, and (c) the treatment provided in the Plan for Allowed GST Telecommunications Nonsubordinated Unsecured Claims provided in Class 4A, all remaining Available Cash shall be distributed Pro Rata among holders of Allowed 10 1/2% Secured Notes Deficiency Claims in Class 3A, Allowed 13 1/4% Secured Notes Deficiency Claims in Class 3B, Allowed 13% Senior Discount Notes Claims in Class 4B and Allowed Other Unsecured Claims in Class 4C. If, after the Effective Date, any Cash is available from, among other things, the liquidation of assets of the Estates, the prosecution and enforcement of causes of action of GST, the release of funds from the Disputed Claims Reserve, or unclaimed, undeliverable or time-barred distributions to holders of Allowed Claims pursuant to the Plan and, in any such case, becomes Available Cash, then such Cash shall be treated as Available Cash and distributed in accordance with Section 5.4 of the Plan on a Subsequent Distribution Date, if any, and the Final Distribution Date in accordance with the procedures set forth below, provided that the aggregate distributions received pursuant to the Plan do not exceed the amount of the Allowed Claim (together with postpetition interest accruing on such Allowed Claims from and after the Petition Date at a rate equal to five percent (5%) per annum, compounded annually, solely for purposes of calculating the cap on any such distribution).
Class 4A—(GST Telecommunications Nonsubordinated Unsecured Claims)
Each holder of an Allowed GST Telecommunications Nonsubordinated Unsecured Claim shall receive, in full satisfaction, settlement, release and discharge of and in exchange for its Allowed GST Telecommunications Nonsubordinated Unsecured Claim, the lesser of (a) twenty percent (20%) of the amount of its Allowed GST Telecommunications Nonsubordinated Unsecured Claim, or (b) its share of $1.5 million allocable on account of its Allowed GST Telecommunications Nonsubordinated Unsecured Claim, shared Pro Rata with the other holders of Allowed GST Telecommunications Nonsubordinated Unsecured Claims, on the later of (i) the Effective Date, or (ii) 30 days after the date on which such Claim becomes an Allowed GST Telecommunications Nonsubordinated Unsecured Claim, or as soon thereafter as is practicable. All distributions made on account of any allowed GST Telecommunications Nonsubordinated Unsecured Claim shall be deemed to be applied against the prepetition principal portion of such Claim. All Unsecured Claims as to which GST Telecommunications on the one hand and one or more Affiliate Debtors on the other hand are liable shall not be entitled to payment under Section 5.4.1 of the Plan but shall instead be afforded such other treatment as is afforded such Unsecured Claims under any other applicable Section of the Plan.

Class 4B—(13% Senior Discount Notes Claims)
Each holder of 13% Senior Discount Notes shall receive, in full satisfaction, settlement, release and discharge of and in exchange for its Claims under the 13% Senior Discount Notes, in accordance with the amount of 13% Senior Discount Notes held by such holder on the Distribution Record Date and on account of such Claims, on the Effective Date, or as soon as is reasonably practicable thereafter, in an amount not to exceed the amount of its Allowed 13% Senior Discount Notes Claims, its share of Available Cash allocable on account of its Allowed 13% Senior Discount Notes Claims, shared Pro Rata with the holders of Allowed 10 1/2% Secured Notes Deficiency Claims, Allowed 13 1/4% Secured Notes Deficiency Claims, Allowed Other Unsecured Claims and the other holders of Allowed 13% Senior Discount Notes Claims.
Class 4C—(Other Unsecured Claims)
Each holder of an Allowed Other Unsecured Claim, shall receive, in full satisfaction, settlement, release and discharge of and in exchange for its Allowed Other Unsecured Claim, its share of Available Cash allocable on account of its Allowed Other Unsecured Claim, shared Pro Rata with the holders of Allowed 10 1/2% Secured Notes Deficiency Claims, Allowed 13 1/4% Secured Notes Deficiency Claims and Allowed 13% Senior Discount Notes Claims and the other holders of Allowed Other Unsecured Claims, on the later of (i) the Effective Date, or (ii) 30 days after the date on which such Claim becomes an Allowed Other Unsecured Claim, or as soon thereafter as is practicable.
Class 5—Subordinated Indenture Claims
Holders of Subordinated Indenture Claims will not receive any distribution on account of the Subordinated Indenture Claims, and on the Effective Date, the Subordinated Indenture Claims will be cancelled.
Class 6—Intercompany Claims
As a result of the substantive consolidation of the Affiliate Debtors with respect to the treatment of the Secured Noteholder Deficiency Claims in Class 3 and the Unsecured Claims in Classes 4B and 4C under the Plan (and in the case of GST Telecommunications' Intercompany Claims against any or all of the Affiliate Debtors, as a result of the recharacterization of such Intercompany Claims as equity Interests in the applicable Affiliate Debtors or alternatively the equitable subordination of such Intercompany Claims to all Unsecured Claims against any or all Affiliate Debtors), holders of Intercompany Claims will not receive any distribution of property under the Plan on account of their Intercompany Claims and, on the Effective Date, the Intercompany Claims will be cancelled.
Class 7—Interests	Holders of Interests will not receive any distribution of property under the Plan on account of their Interests and, on the Effective Date, the Interests will be cancelled.

C.    Voting Instructions

        Only holders of Allowed Claims in Impaired Classes of Claims are entitled to vote on the Plan. The claimants in Class 1 are not Impaired under the Plan and thus pursuant to section 1126(f) of the Bankruptcy Code the claimants in Class 1 are deemed to have accepted the Plan. Holders of Claims in Classes 2, 3 and 4 are Impaired and thus may vote to accept or reject the Plan. The Debtors have enclosed ballots with this Disclosure Statement to solicit the votes of all claimants in Classes 2, 3 and 4. The holders of Claims in Classes 5 and 6 and holders of Class 7 Interests shall receive no distribution under the Plan. Thus, pursuant to section 1126(g) of the Bankruptcy Code, the holders of Claims in Classes 5 and 6 and the holders of Class 7 Interests are deemed to have rejected the Plan.

BEFORE VOTING, YOU SHOULD READ THIS DISCLOSURE STATEMENT AND ITS EXHIBITS, INCLUDING THE PLAN, IN THEIR ENTIRETY.

        You may vote on the Plan by completing the enclosed ballot and mailing it to Logan & Company, Inc., the Debtors' Claims and Noticing Agent, at:

  Logan & Company, Inc.
  546 Valley Road
  Upper Montclair, NJ 07043

You should use the ballot sent to you with this Disclosure Statement to cast your vote for or against the Plan. You may not cast ballots or votes orally. In order for your ballot to be considered by the Bankruptcy Court, it must be received at the above address no later than the time designated in the notice accompanying this Disclosure Statement. Any ballot executed by the holder of an Allowed Claim, but which does not indicate acceptance or rejection of the Plan, shall be considered a vote to accept the Plan. If you are a Claimant in either Class 2, Class 3 or Class 4 and you did not receive a ballot with this Disclosure Statement, please contact:

  Logan & Company, Inc.
  546 Valley Road
  Upper Montclair, NJ 07043
  Attn: GST Plan Voting Department
  Telephone: (973) 509-3190

        Only holders of Allowed Claims in Impaired classes of Claims are entitled to vote on the Plan.

        An Impaired class of Claims accepts the Plan if at least two-thirds (2/3) in amount and more than one-half (1/2) in number of the Allowed Claims in the class that are actually voted are cast in favor of the Plan. Holders of Allowed Claims who do not execute a ballot are not counted as having voted either for or against the Plan. Whether or not a creditor or interest holder votes on the Plan, such Person will be bound by the terms and treatment set forth in the Plan if the Plan is accepted by the requisite majorities of the classes of creditors and interest holders and is confirmed by the Bankruptcy Court. Pursuant to the provisions of section 1126 of the Bankruptcy Code, the Bankruptcy Court may disallow any vote accepting or rejecting the Plan if such vote is not cast in good faith.

        If the voting members of an Impaired class do not vote unanimously for the Plan but, nonetheless, vote for the Plan by at least the requisite two-thirds (2/3) in amount and one-half (1/2) in number of Allowed Claims of the Allowed Claims or allowed interests in that class actually voted, the Plan, at a minimum, must provide that each member of such class will receive property of a value, as of the Effective Date of the Plan, that is not less than the amount such class members would receive or retain if the applicable Debtor were liquidated under chapter 7 of the Bankruptcy Code.

        The Debtors may dispute proofs of Claim or Interest that have been filed or that Debtors listed as disputed in the schedules the Debtors filed with the Bankruptcy Court. Persons whose Claims or Interests are disputed may vote on or otherwise participate in distributions under the Plan only to the extent that the Bankruptcy Court allows their Claims or Interests. The Bankruptcy Court may temporarily allow a Claim or Interest for voting purposes only. Allowance of a Claim or Interest for voting purposes or disallowance of a Claim or Interest for voting purposes does not necessarily mean that all or a portion of that Claim or Interest will be allowed or disallowed for distribution purposes. The Debtors' schedules listing Claims and Interests and whether such Claims or Interests are disputed can be inspected at the Office of the Clerk of the United States Bankruptcy Court for the District of Delaware, 824 Market Street, Wilmington, Delaware, 19801 or at the offices of Logan & Company, Inc., the Debtors' Claims and Noticing Agent, as set forth above.

        The Bankruptcy Court established January 31, 2001 as the bar date by which all proofs of Claim were required to be filed, except Claims of governmental units for Taxes arising prior to January 31, 2001, the deadline for which was March 31, 2001 in accordance with section 502(b)(9) of the Bankruptcy Code and by order of the Bankruptcy Court. Non-Debtor parties to executory contracts or unexpired leases of nonresidential real property to be rejected by the Debtors pursuant to the Confirmation Order must file their proofs of Claim no later than thirty (30) days after entry of the Confirmation Order. Pursuant to the Plan, all remaining administrative claims must be filed on or before the Administrative Claims Bar Date. The Administrative Claims Bar Date is the first Business Day that is at least sixty (60) days following the Effective Date.

D.    Confirmation of the Plan by the Bankruptcy Court

        Once it is determined which Impaired classes have or have not accepted the Plan, the Bankruptcy Court will determine whether the Plan may be confirmed. Classes 5, 6 and 7 receive no distributions on account of their respective Claims and Interests and are therefore deemed to have rejected the Plan. However, the Bankruptcy Court may confirm the Plan even if all but one of the Impaired classes do not accept the Plan if the Bankruptcy Court finds that the remaining Impaired class of Claims (not including any acceptances by "insiders" as defined in section 101(31) of the Bankruptcy Code) has accepted the Plan and that certain additional conditions are met. The Debtors will therefore request that the Bankruptcy Court confirm the Plan under the "cramdown" provision of section 1129(b) of the Bankruptcy Code with respect to any non-accepting Class of Claims or Interests.

        Section 1129(b) of the Bankruptcy Code is generally referred to as the "cramdown" provision. Pursuant to the cramdown provision, the Bankruptcy Court may confirm the Plan over the objection of a non-accepting class of Secured Claims if the Plan satisfies one of the alternative requirements of section 1129(b)(2)(A) of the Bankruptcy Code. Likewise, the Bankruptcy Court may confirm the Plan over the objection of a non-accepting class of Unsecured Claims if the non-accepting claimants will receive the full value of their claims, or, if the non-accepting claimants receive less than full value, if no class of junior priority will receive anything on account of their pre-petition Claims or Interests.

        If the Plan does not meet the cramdown requirements as set forth above with respect to all of the Debtors, in GST's sole discretion, the Plan may be (a) revoked as to all of the Debtors, or (b) revoked as to the Debtor not satisfying the cramdown requirements (such Debtor's Chapter 11 Case being converted to a chapter 7 liquidation, continued or dismissed in GST's sole discretion) and confirmed as to the remaining Debtors.

        THESE ARE COMPLEX STATUTORY PROVISIONS, AND THE PRECEDING PARAGRAPHS ARE NOT INTENDED TO BE A COMPLETE SUMMARY OF THE LAW. IF YOU DO NOT UNDERSTAND THESE PROVISIONS, PLEASE CONSULT WITH YOUR ATTORNEY. BECAUSE CLASSES 5, 6 AND 7 RECEIVE NO DISTRIBUTIONS ON ACCOUNT OF THEIR RESPECTIVE CLAIMS AND INTERESTS AND ARE THUS DEEMED TO HAVE REJECTED THE PLAN, THE DEBTORS INTEND TO RELY UPON THE "CRAMDOWN" PROVISION OF SECTION 1129(b) OF THE BANKRUPTCY CODE.

        The Plan provides for the liquidation of substantially of all of the property of Debtors' estates. Pursuant to section 1141(d)(3) of the Bankruptcy Code, confirmation of the Plan will not discharge the Debtors from any of their debts which arose prior to May 17, 2000; however, confirmation will make the Plan binding upon the Debtors, their creditors, holders of Claims and Interests, and other parties in interest regardless of whether they have accepted the Plan.

II.    BACKGROUND OF THE DEBTORS

        Founded in 1994, GST was formed to develop, construct and operate telecommunications networks in the western United States. As of the Petition Date, the Debtors' more than 1,100 employees had expanded GST's network to include approximately 38,000 customers in 49 cities and eight states.

        The Debtors' revenues grew from $18,681,000 in fiscal 1995 to $321,922,000 in fiscal 1999. This rapid expansion, however, was funded primarily through the issuance of debt. Accordingly, as the Debtors' businesses grew, so did their debt service. Interest expense grew from $1,347,000 in fiscal 1995 to $115,481,000 in fiscal 1999, causing the Debtors' net loss to increase from $11,315,000 in fiscal 1995 to $182,569,000 in fiscal 1999. The result of the Debtors' heavy debt service and continuing losses was a decrease in the Debtors' liquidity. On May 9, 2000, the Debtors reported their consolidated first quarter operating results and warned of the potential results of their liquidity crisis, including the possibility of a bankruptcy reorganization.

        Prior to filing these cases, the Debtors pursued a range of options to address their liquidity concerns, including new financing, refinancing and the sale of certain or all of GST's assets or businesses. Shortly prior to the Petition Date, the Debtors and Time Warner Telecom Inc. ("TWTC") entered into discussions regarding a sale of substantially all of the Debtors' assets to TWTC as the "stalking horse."

        The Debtors instituted the Chapter 11 Cases to enable the Debtors to obtain debtor-in-possession financing and stabilize the Debtors' businesses while they sought to address the corresponding liquidity issues and to maximize the value of their assets through sales of their businesses as going concerns.

III.    THE CHAPTER 11 CASES

A.    Commencement of the Chapter 11 Cases

        On May 17, 2000 (the "Petition Date"), the Debtors filed voluntary petitions commencing their respective cases under Chapter 11 of the Bankruptcy Code in the United States District Court for the District of Delaware. Since the Petition Date, the Debtors have been managing their affairs and conducting their businesses as debtors-in-possession, pursuant to sections 1107 and 1108 of the Bankruptcy Code. An Official Committee of Unsecured Creditors was appointed in the Chapter 11 Cases on May 25, 2000. The Chapter 11 Cases are pending before the Honorable Gregory Moneta Sleet, United States District Judge, in the United States District Court for the District of Delaware, located at the United States District Court, J. Caleb Boggs Federal Building, Courtroom 4A, 844 N. King Street, Wilmington, Delaware.

  1.    First Day Relief Granted by the Bankruptcy Court

    (a)
    Applications for Retention of Debtors' Professionals; Ordinary Course Professionals

          The Bankruptcy Court authorized the Debtors to retain certain professionals to represent them and assist them in connection with the Chapter 11 Cases. These professionals included, among others: (i) Latham & Watkins, as United States counsel for the Debtors in the Chapter 11 Cases; (ii) The Bayard Firm, as co-counsel in the Debtors' Chapter 11 Cases; (iii) McCarthy Tétrault, as Canadian bankruptcy counsel for the Debtors in the case before the Canadian Court;

  and (iv) Logan & Company, Inc., as claims and noticing agent for the Debtors. Additionally, the Bankruptcy Court authorized the Debtors to retain, employ, compensate and reimburse the expenses of certain professionals, primarily attorneys, who have rendered services to the Debtors unrelated to the Chapter 11 Cases (collectively defined in the applicable Motion as the "Ordinary Course Professionals"), to assist with the operation of the Debtors' businesses in the ordinary course.

    (b)
    Motion for Joint Administration of the Chapter 11 Cases

          The Bankruptcy Court authorized the joint administration of the Debtors' Chapter 11 Cases.

    (c)
    Motion to Continue Using Existing Cash Management Systems

          The Bankruptcy Court authorized the Debtors to continue to utilize their existing centralized cash management systems, bank accounts, business forms and to engage in intercompany transactions in the ordinary course of the Debtors' businesses.

    (d)
    Motion for Authority to Pay Pre-Petition Employee Wages, Salaries and Benefits and Directing All Banks to Honor Pre-Petition Checks for Payment of Prepetition Employee Obligations

          The Bankruptcy Court authorized the Debtors to pay or otherwise honor the prepetition wages, salaries and employee benefits earned or arising before the Petition Date of all currently active employees and independent contractors, and the Bankruptcy Court directed all banks to honor prepetition checks for payment of all such prepetition employee obligations.

    (e)
    Motion Prohibiting Utilities From Altering, Refusing or Discontinuing Services and Establishing Procedures for Determining Requests for Additional Adequate Assurance.

          The Bankruptcy Court granted the Debtors' request and prohibited the Debtors' utility service providers from altering, refusing or discontinuing services on account of prepetition invoices. In addition, the Bankruptcy Court approved the Debtors' proposed procedures for determining requests by the utility service providers for additional adequate assurance.

    (f)
    Motion Confirming Authority to Pay Prepetition Sales, Use and Other Taxes

          The Bankruptcy Court confirmed the Debtors' authority to pay prepetition sales, use and other taxes collected by the Debtors from their customers or incurred in the ordinary course of their businesses to the appropriate taxing authorities.

    (g)
    Motion for Authority to Honor Certain Prepetition Obligations to Consumer Customers and to Continue Consumer Customer Programs and Practices

          The Bankruptcy Court authorized the Debtors to honor certain prepetition consumer customer practices and obligations to consumer customers the Debtors deem necessary, in the same manner such practices were implemented and such obligations were honored before the commencement of the Chapter 11 Cases, including but not limited to customer discounts, credits or deposits, and certain other contractual obligations.

    (h)
    Motion Establishing Procedures for Interim Compensation and Reimbursement of Chapter 11 Professionals and Committee Members

          The Bankruptcy Court authorized the Debtors to establish an orderly, regular process for allowance and payment of compensation and reimbursement for attorneys and other professionals utilized by the Debtors in the Chapter 11 Cases and to establish a procedure for reimbursement of reasonable out-of-pocket expenses incurred by members of any statutory committee.

    (i)
    Motion for Authority to Mail Initial Notices and to File a List of Creditors (Without Claim Amounts) in Lieu of Matrices

          The Bankruptcy Court authorized the Debtors to file a single consolidated list of creditors (without specifying the amount owed) in lieu of a mailing label matrix and to mail initial notices directly to their creditors and approved the Debtors' proposed form of initial notices.

    (j)
    Motion Granting Additional Time to File Schedules and Statements

          The Bankruptcy Court granted the Debtors additional time to file their schedules and statements of financial affairs.

    (k)
    Motion Establishing Administrative and Notice Procedures

          The Bankruptcy Court approved the Debtors' proposed administrative and notice procedures.

B.    Appointment of Official Committee of Unsecured Creditors

        On May 25, 2000 the Office of the United States Trustee for the District of Delaware appointed the Official Committee of Unsecured Creditors (the "Creditors' Committee") to represent the interests of the Debtors' unsecured creditors. Since its formation, the Debtors have consulted with the Creditors' Committee concerning the administration of the Chapter 11 Cases. The Debtors have kept the Creditors' Committee informed about their operations and have sought the concurrence of the Creditors' Committee for actions and transactions taken outside of the ordinary course of the Debtors' businesses. The Creditors' Committee has participated actively, together with the Debtors' management and professionals, in connection with negotiation of the Plan.

        The Creditors' Committee consists of four members: (i) United States Trust Company of New York, 114 West 47th Street, 25H, New York, NY 10036-1532, Attn: Gerald F. Ganey; (ii) U.S. Trust Company, N.A., 114 West 47th Street, 25H, New York, NY 10036-1532, Attn: Louis P. Young, (iii) Cerberus Capital Management, LP, 450 Park Avenue, 28th Floor, New York, NY 10022, Attn: Scott H. Cohen; and (iv) Magten Asset Management Corp., 35 East 21st Street, New York, NY 10010, Attn: Allan A. Brown. Counsel to the Creditors' Committee is Milbank, Tweed, Hadley & McCloy LLP, 601 South Figueroa Street, Los Angeles, CA 90017, Attn: Paul S. Aronzon, Esq. and Thomas R. Kreller, Esq. The Creditors' Committee's Financial Advisor is Houlihan Lokey Howard & Zukin Capital, 1930 Century Park West, Los Angeles, CA 90067, Attn: Alan Fragen.

C.    Unofficial Secured Noteholder Committee

        During the Chapter 11 Cases, certain holders of the 13 1/4% Secured Notes and the 10 1/2% Secured Notes formed the Unofficial Committee of Secured Noteholders (the "Unofficial Secured Noteholder Committee") to represent the interests of all of the holders of the 13 1/4% Secured Notes and the 10 1/2% Secured Notes. The Unofficial Secured Noteholder Committee has retained the law firm of Wachtell, Lipton, Rosen & Katz ("Secured Noteholder Counsel") as its counsel. The Unofficial Secured Noteholder Committee, the Secured Noteholder Counsel, the Creditors' Committee and the Debtors as well as their respective counsel have engaged in extensive consultations and negotiations concerning the treatment of the Secured Indenture Claims and the valuation of the collateral securing such Claims. The Unofficial Secured Noteholder Committee supports the Plan and in particular, the treatment of the Secured Noteholder Deficiency Claims as provided in the Plan.

D.    Sale of Assets

  1.
  Sale of Substantially All of the Debtors' Assets to Time Warner Telecom Inc.

        On May 9, 2000, the Debtors reported their consolidated first quarter operating results and warned of the potential results of their liquidity crisis, including the possibility of a bankruptcy reorganization, which the Debtors ultimately commenced on the Petition Date. On May 26, 2000, the Bankruptcy Court entered an order authorizing the Debtors to borrow up to $50 million in debtor-in-possession financing on an interim basis. Nonetheless, speculation as to the outcome of the Chapter 11 Cases caused concern among the Debtors' employees, vendors and customers and the Debtors were depleting their cash reserves. In light of these factors, the Debtors, after extensive negotiations with the Creditors' Committee, determined that the best way to service their customers, retain the services of their experienced and valued employees and, thus, to maximize the value of the Debtors' assets for the benefit of their creditors, was to seek a prompt conclusion to the Debtors' reorganization proceedings through an immediate sale of their assets.

        Shortly prior to the Petition Date, the Debtors and Time Warner Telecom Inc. ("TWTC") entered into discussions regarding a sale of substantially all of the Debtors' assets to TWTC as the "stalking horse." On the Petition Date and following limited negotiations, TWTC and GST entered into a letter of intent (the "Letter Agreement") regarding both the proposed sale and certain proposed sale procedures in connection therewith. Thereafter, the Debtors promptly sought approval of the Letter Agreement and the bidding procedures contemplated therein in their Motion for Order Approving Bidding Procedures and Bidding Protections with Respect to the Proposed Sale of Substantially All of the Debtors' Assets to Time Warner Telecom Inc. or the Successful Bidder, filed with the Bankruptcy Court on May 23, 2000.

        On June 2, 2000, the Bankruptcy Court approved a modified version of the Letter Agreement and set a hearing for June 12, 2000 to consider the bidding procedures contemplated therein. On June 12, 2000, with the support of the Creditors' Committee and in response to concerns raised by a number of parties (creditors and potential bidders alike), the Debtors chose to allow the Letter Agreement to lapse and instead proceed with an open auction process without a "stalking horse." Thus, the bidding procedures approved by the Bankruptcy Court on June 12, 2000 were substantially revised from those initially proposed in the Letter Agreement and enjoyed the support of the Creditors' Committee.

        On July 14, 2000, the Debtors filed their Motion for Order Authorizing (A) Proposed Sale of Substantially All of the Debtors' Assets Free and Clear of Liens, Claims and Encumbrances and (B) Assumption and Assignment of All or Substantially All of the Debtors' Executory Contracts and Unexpired Leases (the "Sale Motion"). Pursuant to the Sale Motion, the Debtors sought to: (i) sell to the successful bidder or bidders, as determined by the bidding procedures and the auction established under the bidding procedures, substantially all of the Debtors' assets free and clear of any liens, claims or encumbrances (except as permitted in the purchase agreement), with any such liens, claims and encumbrances to attach to the proceeds of the sale, (ii) to consummate the proposed transaction or transactions and perform under the purchase agreement with the successful bidder or bidders and (iii) to assume and assign to the successful bidder or bidders, the assumed contracts in connection with and contingent upon a closing of the proposed transaction or transactions.

        On July 24, 2000, the Creditors' Committee entered into an agreement (the "HLHZ Agreement") to retain and engage Houlihan Lokey Howard & Zukin Capital ("HLHZ") to assist with the efforts to sell all or substantially all of the Debtors' assets. The HLHZ Agreement provided that in exchange for its assistance with respect to the sale of the Debtors' assets, HLHZ would receive a monthly advisory fee, reimbursement for reasonable out-of-pocket expenses and, in the event of a sale of substantially all of the Debtors' assets, a transaction broker fee comprised of a fixed amount and a percentage of the aggregate gross consideration received by the Debtors. The Creditors' Committee's retention of HLHZ was subsequently approved by the Bankruptcy Court in an order entered on December 7, 2000.

        With the assistance of the Creditors' Committee and its professionals, particularly HLHZ, the Debtors identified numerous potential bidders for substantially all of their assets. The bidding procedures initially set a bid deadline and deadline for diligence of July 31, 2000 and set an auction for August 4, 2000. In addition, the Bankruptcy Court scheduled the hearing on the proposed transaction or transactions (the "Sale Hearing") for August 25, 2000 at 10:00 a.m. prevailing Eastern time. Due to the additional time afforded the process by the subsequent hearing and because more than 35 potential bidders had signed confidentiality agreements, the Debtors and the Creditors' Committee agreed to extend the bid deadline and deadline for diligence to August 11, 2000 (the "Bid Deadline") and the auction to August 22, 2000 (the "Auction"). Beginning on August 22, 2000, the Debtors conducted the Auction for substantially all of the Debtors' assets. In addition to TWTC, three other potential purchasers participated in the Auction. At the close of the Auction on August 25, 2000, the Bankruptcy Court conducted the Sale Hearing and found that TWTC was the successful bidder.

        Over 110 objections to the Sale Motion (including objections regarding contract treatment) were asserted. On September 21, 2000, the Bankruptcy Court conducted a hearing on all objections to the Sale Motion which had not been previously resolved. At the conclusion of the hearing, the Bankruptcy Court entered an Order Under 11 U.S.C. §§105, 363, 365 and 1146(c) and Fed. R. Bankr. P. 6004 and 6006 (A) Approving Purchase Agreement with Time Warner Telecom, (B) Authorizing Sale of Assets and Assumption and Assignment of Assumed Contracts Free and Clear of Liens, Claims, Encumbrances and Interests and Exempt from Any Stamp, Transfer, Recording or Similar Tax, (C) Fixing Lease and Executory Contract Cure Amounts and (D) Granting Related Relief (the "Sale Order").

        On January 10, 2001, GST closed the sale of substantially all of its assets to TWTC for total consideration of approximately $689 million. Portions of the consideration were directed as follows:

  •
  approximately $19.9 million was used to pay the outstanding cure amounts for the executory contracts assumed by TWTC;

  •
  approximately $1.6 million was used to pay off the amount outstanding under GST's debtor-in-possession financing facility;

  •
  approximately $37.8 million was paid directly to NTFC, a secured creditor; approximately $15.3 million was paid to Tomen America and its affiliates, another secured creditor; and approximately $8.29 million was paid to Siemens Information and Communication Networks Inc. a/k/a Telecommunications Finance Group, another secured creditor, pursuant to orders of the Bankruptcy Court;

  •
  $5.4 million was paid directly to HLHZ as a transaction broker fee for the financial advisory services it rendered in connection with the sale to TWTC in accordance with the HLHZ Agreement;

  •
  $1,639,000 was paid to senior GST management pursuant to an employee retention program

  •
  approximately $6.7 million was retained by TWTC as a deposit and for pre-payment of the first month's transition services provided by TWTC to GST—the Debtors anticipate that approximately $3.3 million of the amount retained by TWTC will be refunded to the Debtors upon the termination of the transition services arrangement on or about January 2002; and

  •
  approximately $154.8 million was segregated or escrowed to pay certain potential costs, expenses and/or liabilities of TWTC to the extent such costs, expenses and/or liabilities are indemnifiable by the Debtors pursuant to the purchase agreement with TWTC, including, without limitation, certain construction completion costs and undetermined or undisputed cure costs and administrative expenses. As of October 17, 2001, approximately $127.8 million in the aggregate remained in these segregated and/or escrowed accounts and the Debtors estimate that approximately $102.5 million of such sum may ultimately be added to the Available Cash for distribution to the creditors entitled thereto.

  2.    Sale of Residual Assets

          (a)  Stand Alone Long Distance

          On January 31, 2001, the Bankruptcy Court approved the sale of GST's stand-alone long distance assets to Dancris Telecom LLC for 70% of amounts collected by Dancris on outstanding long distance accounts receivable plus a referral fee based on the average monthly revenue on the stand-alone long distance business for April and May 2001. The minimum referral fee is $0.5 million. At this time, it is anticipated that this disposition will close and GST will receive the proceeds of the sale in November 2001. Dancris Telecom LLC has been managing GST's stand-alone long distance business since February of 2001, pursuant to a management agreement.

          (b)  GST Home

          On February 22, 2001, the Bankruptcy Court approved the sale of GST's shared tenant telecommunications products and services consisting of cable television and telephony to apartment complexes in New Mexico to Comcast Cablevision of New Mexico, Inc. On April 27, 2001, the Debtors completed the sale to Comcast Cablevision of New Mexico, Inc. for $1,344,182.56.

          (c)  GST Hawaii

          Pursuant to a Settlement Agreement (the "Tomen Settlement Agreement") executed March 9, 2001, between the Debtors, Tomen America, Inc. ("Tomen America") and TM Communications Hawaii LLC ("TM Communications" and, together with Tomen America, "Tomen"), the Debtors agreed to sell the assets comprising GST Telecom Hawaii Inc.'s ("GST Hawaii") operation (other than the Debtors' Hawaiian On-Line Operations) (collectively, the "GST Hawaii Assets") to Tomen pursuant to a credit bid subject to higher and better offers, and Tomen agreed to waive its Deficiency Claims against the Debtors. Tomen had a first priority lien on substantially all of the GST Hawaii Assets. Tomen was the highest bidder, offering a credit bid of $25 million. This purchase price represents virtually all of Tomen's remaining claims against the Debtors, and in any event, pursuant to the Tomen Settlement Agreement, any remaining Deficiency Claims of Tomen against the Debtors were limited in recourse to the assets being acquired by Tomen and were released altogether at the closing. On March 22, 2001, the Bankruptcy Court approved the sale of the GST Hawaii Assets to Tomen based on its $25 million credit bid. Pending close of the sale, Tomen managed the GST Hawaii Assets business pursuant to a management agreement. On October 11, 2001, GST closed its sale of the GST Hawaii Assets to Tomen.

          (d)  Hawaii On-Line

          On March 22, 2001, the Bankruptcy Court also approved the sale of GST's dial-up Internet access, domain hosting, e-mail hosting and other web hosting products and services ("Hawaii On-Line") to Tomen. Tomen offered to acquired the assets for $1.5 million in the form of a secured promissory note payable in semi-annual installments and a credit bid of $0.4 million (pursuant to the Tomen Settlement Agreement). The disposition of the Hawaii On-Line assets closed contemporaneously with the sale of the GST Hawaii Assets, on October 11, 2001.

          (e)  Other Residual Assets

          Other discrete assets have been and continue to be sold at auction, by bill of sale, or by simple sale agreements, including the sale of certain multi-channel video programming equipment to Castle Cable Services, Inc. for $21,000 and the sale of Cyberlog switch equipment to Dancris Telecom LLC for $76,000. In the aggregate, the proceeds from these periodic equipment sales are of a de minimis amount.

  3.
  Distributable Proceeds

        The Debtors estimate as a result of the Asset Sales and any other proceeds from the sale of residual assets that approximately $426.4 million will be available for initial distribution to creditors in accordance with the Plan and the Secured Notes Collateral Value Order, and that upon resolution of the issues relating to certain escrowed proceeds, the total amount ultimately available for distribution to creditors pursuant to the Plan and the Secured Notes Collateral Value Motion is estimated to be approximately $528 million. After distributing the approximately $194.8 in payments to be made to Secured Noteholders on account of their Secured Claims under the Secured Indentures, the total amount ultimately available for distribution to Unsecured Creditors (including the Secured Noteholders with respect to their Deficiency Claims) is estimated to be approximately $333.2 million (the "Net Distributable Proceeds"). Exhibits B and C to this Disclosure Statement respectively set forth the methodology used by the Debtors in estimating the proceeds available for initial distribution and the Net Distributable Proceeds. Based on this estimated amount of Net Distributable Proceeds, the Debtors estimate that holders of Secured Noteholder Deficiency Claims in Classes 3A and 3B, and holders of Unsecured Claims in Classes 4B and 4C will receive approximately 43.9% of their Allowed Unsecured Claims. Exhibit D to this Disclosure Statement sets forth these estimated distributions as well as the total distributions to Secured Noteholders (including the payments of their Secured Claims pursuant to the Secured Notes Collateral Value Order).

E.    Bar Date

        On December 6, 2000, the Bankruptcy Court entered an order establishing January 31, 2001 as the date by which all proofs of claim must be filed for claimants (other than holders of Administrative Claims) (the "General Bar Date") to be eligible to receive a distribution under the Plan. The deadline for filing and serving upon the Debtors all Tax Claims of governmental units arising prior to January 31, 2001 was March 31, 2001 (the "Tax Claims Bar Date") in accordance with section 502(b)(9) of the Bankruptcy Code and by order of the Bankruptcy Court. Pursuant to the Plan, all remaining Administrative Claims must be filed within 60 days of the Effective Date.

F.    Objections to Proofs of Claims

        As stated above, the General Bar Date was January 31, 2001. According to an analysis performed by Logan & Company, the Debtors' Claims and Noticing Agent, over $5 billion in Claims have been filed against or scheduled by the Debtors. Not including Intercompany Claims, the Debtors' schedules reflect approximately $1,251,993,000 of Claims owing by the Debtors. In addition, the Debtors estimate that approximately $42 million of Administrative Claims and $20 million of executory contract rejection damage claims will be allowed. Accordingly, after the claims objection process is concluded, the Debtors expect Allowed Claims, including the Secured Claims under the Secured Indentures, to be approximately $1,313,933,000 in the aggregate.

G.    Secured Notes Collateral Value Motion

        Debtors filed a motion (the "Secured Notes Collateral Value Motion") seeking the entry of an order (i) determining the respective portions of the Secured Indenture Claims that constitute Allowed Secured Claims and Allowed Unsecured Claims, and (ii) authorizing the payment of the Allowed Secured Claims of the holders of the 10 1/2% Secured Notes and the 13 1/4% Secured Notes. In the Secured Notes Collateral Value Motion, the Debtors set forth their position that the Secured Claims of the holders of the 10 1/2% Secured Notes and the 13 1/4% Secured Notes should be allowed in the amounts of approximately $337.03 (in the case of the 10 1/2% Secured Notes) and approximately $263.77 (in the case of the 13 1/4% Secured Notes) per $1000 of pre-petition indebtedness (i.e., outstanding principal plus accrued pre-petition interest). The Debtors believe these figures represent the value of the collateral securing the 10 1/2% Secured Notes or the 13 1/4% Secured Notes, as applicable, based on the valuation methodology set forth in the Secured Notes Collateral Value Motion. The filing of the Secured Notes Collateral Value Motion was required as a condition for the consent of the Unofficial Secured Noteholder Committee to the Plan. The Creditors' Committee and the Unofficial Secured Noteholder Committee support the Secured Notes Collateral Value Motion and the relief sought therein, in addition to supporting the Plan. On December 4, 2001, the Bankruptcy Court entered an order granting the Secured Notes Collateral Value Motion (the "Secured Notes Collateral Value Order"), and pursuant to such Order, the Debtors are distributing approximately $194.8 million to holders of Secured Claims under Secured Indentures. In addition to the Secured Notes Collateral Value Order directs the Debtors and 10 1/2% Secured Notes Indenture Trustee to take any and all actions required to promptly distribute $3.5 million of the funds in the Collateral Investment Account to the holders of Allowed Secured Claims under the 10 1/2% Secured Notes Indenture.

IV.    CHAPTER 11 PLAN

        THE FOLLOWING IS A BRIEF SUMMARY OF CERTAIN OF THE MORE SIGNIFICANT MATTERS CONTEMPLATED BY OR IN CONNECTION WITH THE CONFIRMATION OF THE PLAN. THIS SUMMARY ONLY HIGHLIGHTS CERTAIN SUBSTANTIVE PROVISIONS OF THE PLAN. CONSIDERATION OF THIS SUMMARY WILL NOT, NOR IS IT INTENDED TO, YIELD A THOROUGH UNDERSTANDING OF THE PLAN. SUCH CONSIDERATION IS NOT A SUBSTITUTE FOR A FULL AND COMPLETE READING OF THE PLAN. ALL HOLDERS OF CLAIMS AND INTERESTS ARE URGED TO REVIEW THE PLAN CAREFULLY. THE PLAN, IF CONFIRMED, WILL BE BINDING ON THE DEBTORS AND ALL HOLDERS OF CLAIMS AND INTERESTS.

A.    Summary

        The Plan shall be funded by (i) Available Cash on the Effective Date, and (ii) funds added to Available Cash after the Effective Date from, among other things, the liquidation of GST's remaining Assets, the prosecution and enforcement of causes of action and the release of any funds held in reserve in accordance with the terms thereof. The Debtors anticipate that the proceeds generated from these sources should be sufficient to: satisfy Allowed Other Priority Claims in full; satisfy Allowed Secured Claims in part; and satisfy Allowed Other Unsecured Claims in part.

        From and after the Confirmation Date, GST shall continue in existence (and shall generally consult with the Creditors' Committee or Reconstituted Committee as specifically provided for in the Plan) for the purpose of (a) winding up its affairs as expeditiously as is reasonably possible, (b) liquidating, by conversion to Cash or other methods, any remaining Assets of the Estate, as expeditiously as possible, (c) enforcing and prosecuting claims, interests, rights and privileges of GST, (d) reconciling Claims and resolving Disputed Claims, (e) administering the Plan, (f) filing appropriate tax returns, and (g) taking such other action as may be necessary or appropriate to effectuate the Plan. GST shall have absolute discretion to pursue or not to pursue any and all claims, rights, or causes of action that it retains pursuant to the Plan, as it determines in the exercise of its business judgment and in consultation with the Creditors' Committee or Reconstituted Committee as provided herein, and shall have no liability for the outcome of its decision. GST may incur and pay any reasonable and necessary expenses in performing the foregoing functions. On and after the Confirmation Date, GST shall engage Bruce D. Becker as Plan Administrator.

B.    Secured and Unsecured Notes Issued by the Debtors Pursuant To Indentures

  1.    The Secured Notes

        The Debtors issued secured notes under two indentures—namely, the 10 1/2% Secured Notes and the 13 1/4% Secured Notes, both of which are further described below.

    (a)
    The 10 1/2% Secured Notes

          On May 4, 1998 an indenture was executed (the "10 1/2% Secured Notes Indenture") which provided for the issuance initially of up to $500,000,000 principal amount at maturity of GST Network Funding, Inc.'s ("GST Network") 10 1/2% Senior Secured Discount Notes due 2008 (the "10 1/2% Secured Notes," and the holders thereof, the "10 1/2% Secured Noteholders"). The parties to the 10 1/2% Secured Notes Indenture were GST Network, a Delaware corporation, as issuer, GST USA, Inc., a Delaware corporation ("GST USA"), GST Telecommunications, and the United States Trust Company of New York (or if the proposed change in such indenture trustee is consummated, Wells Fargo Bank Minnesota, N.A.) or its successor, in either case, in its capacity as indenture trustee under the 10 1/2% Secured Notes Indenture (the "10 1/2% Secured Notes Indenture Trustee").

          As security for the 10 1/2% Secured Notes, GST Network and the 10 1/2% Secured Notes Indenture Trustee entered into a Collateral Pledge and Security Agreement dated May 4, 1998 (the "10 1/2% Secured Notes Pledge Agreement").(2) The 10 1/2% Secured Notes Pledge Agreement provided for the assignment and pledge by GST Network to the 10 1/2% Secured Notes Indenture Trustee, for the benefit of the 10 1/2% Secured Notes Indenture Trustee and the ratable benefit of the Holders of the 10 1/2% Secured Notes, the following: (i) all telecommunications inventory or equipment purchased or leased by GST Network (the "Acquired Equipment"); (ii) all of GST Network's right, title, and interest in all accounts, contract rights, chattel paper, instruments, deposit accounts, security agreements, leases, general intangibles and any other obligations; (iii) all indebtedness issued by GST USA to pay commitment fees to GST Network; (iv) promissory notes issued by GST USA to GST Network in consideration for the purchase by GST USA of Acquired Equipment (together with the promissory notes referenced in clause (iii) above, collectively, the "GST USA/GST Network Intercompany Notes"); (vi) any other indebtedness owed to GST Network; (vii) all of GST Network's right, title and interest in all Purchase Agreements, Inter-Company Security Agreements and Reimbursement and Commitment Fee Agreements; (viii) a Collateral Investment Account in the name of GST Network but under the sole dominion and control of the 10 1/2% Secured Notes Indenture Trustee; (ix) all other deposit accounts of GST Network; (x) all U.S. Governmental Securities acquired in the name of the 10 1/2% Secured Notes Indenture Trustee drawn on the Collateral Investment Account (the "Pledged Securities"); (xi) all notes, certificates of deposit, deposit accounts, checks and other instruments held by or on behalf of GST Network; and (xii) all interest, dividends, cash, instruments and other such property distributed in respect of or in exchange for account collateral and all proceeds from all of the pledged collateral (collectively, the "10 1/2% Note Collateral").(3)

(2)
Capitalized terms used but not otherwise defined in the discussion of the 10 1/2% Secured Notes shall have the respective meanings assigned to such terms within the 10 1/2% Secured Notes Pledge Agreement.

(3)
In addition to the 10 1/2% Secured Notes Pledge Agreement, GST USA, GST Telecommunications and GST Network entered into a Reimbursement and Commitment Fee Agreement dated May 4, 1998.

          GST Network purchased or leased the Acquired Equipment under the 10 1/2% Secured Notes Pledge Agreement by means of a draw procedure. Under the draw procedure, GST Network would request the 10 1/2% Secured Notes Indenture Trustee to liquidate a specified amount of Pledged Securities and release the funds realized in the liquidation from the Collateral Investments Account. GST Network would use these funds to purchase the Acquired Equipment in which the 10 1/2% Secured Notes Indenture Trustee had a first priority security interest pursuant to the 10 1/2% Secured Notes Pledge Agreement. GST Network simultaneously (i) requested the 10 1/2% Secured Notes Indenture Trustee to release its security interest in the Acquired Equipment and (ii) sold the Acquired Equipment to GST USA in accordance with the terms of an Equipment Purchase Agreement, dated as of August 31, 1998, between GST USA, as buyer, and GST Network, as seller. GST USA delivered a GST USA/GST Network Intercompany Note and granted a security interest to GST Network in the Acquired Equipment it purchased from GST Network.(4) It appears that no UCC termination statements evidencing the release of the 10 1/2% Secured Notes Indenture Trustee's security interest in the Acquired Equipment were filed. Thus, the 10 1/2% Secured Notes Indenture Trustee asserts a first-priority, perfected security interest with respect to the Acquired Equipment.(5) The 10 1/2% Secured Notes Indenture Trustee also has a security interest in GST Network's interest in the GST USA/GST Network Intercompany Notes pursuant to the terms of the 10 1/2% Secured Notes Pledge Agreement. As of the Petition Date, the aggregate outstanding indebtedness under the 10 1/2% Secured Notes was $369,481,075 in principal and accreted interest, and the aggregate outstanding indebtedness under the GST USA/GST Network Intercompany Notes was $341,430,836 in principal and $1,835,650 in accrued interest. Approximately $3.6 million remains in the Collateral Investment Account established pursuant to the 10 1/2% Secured Notes Pledge Agreement.

(4)
GST USA granted security interests in the Acquired Equipment via Intercompany Security Agreements.

(5)
On the Assumption Date (which was required to occur by May 1, 2003), GST USA was to assume GST Network's obligations with respect to the 10 1/2% Secured Notes and was to grant a first priority security interest in all Acquired Equipment securing the GST USA/GST Network Intercompany Notes or then held by GST Network to the 13 1/4% Secured Notes Indenture Trustee. However, the Assumption Date has not occurred under the 10 1/2% Secured Notes Indenture.

          Pursuant to the Secured Notes Collateral Value Order, the Debtors are in the process of distributing to holders of Allowed Secured Claims under the 10 1/2% Secured Notes Indenture an aggregate of $124,527,297.00(6), which equates to $337.03 per $1,000 of such Allowed Secured Claims, in full satisfaction of their respective Secured Claims. In addition, the Secured Notes Collateral Value Order directs the Debtors and 10 1/2% Secured Notes Indenture Trustee to take any and all actions required to promptly distribute $3.5 million of the funds in the Collateral Investment Account to the holders of Allowed Claims under the 10 1/2% Secured Notes Indenture.

(6)
Excludes distribution of $3.5 million from the cash Collateral Investment Account to the 10.5% Secured Noteholders.

  (b)
  The 13 1/4% Secured Notes

          On May 13, 1997, an indenture was executed (the "13 1/4% Secured Notes Indenture") which provided for the issuance initially of up to $265,000,000 aggregate principal amount of GST Equipment Funding, Inc.'s ("GST Equipment") 13 1/4% Senior Secured Notes due 2007 (the "13 1/4% Secured Notes," and the holders thereof, the "13 1/4% Secured Noteholders"). The parties to the 13 1/4% Secured Notes Indenture were GST Equipment, a Delaware corporation, as issuer ("GST Equipment"), GST USA, GST Telecommunications and the United States Trust Company of New York (or if the proposed change in such indenture trustee is consummated, Hong Kong &

  Shanghai Bank) or its successor, in either case, in its capacity as indenture trustee under the 13 1/4% Secured Notes Indenture (the "13 1/4% Secured Notes Indenture Trustee").

          As security for the 13 1/4% Secured Notes, GST Equipment and the 13 1/4% Secured Notes Indenture Trustee entered into a Collateral Pledge and Security Agreement dated May 13, 1997 (the "13 1/4% Secured Notes Pledge Agreement").(7) Pursuant to the 13 1/4% Secured Notes Pledge Agreement, GST Equipment granted the 13 1/4% Secured Notes Indenture Trustee a security interest in the following: (i) all of GST Equipment's interest in the Acquired Equipment; (ii) all of GST Equipment's interest in receivables and related contracts; (iii) a $35 million promissory note issued by GST USA to GST Equipment (the "Initial Note"), GST Telecommunications' guarantee thereof and any property received in respect of the Initial Note; (iv) all indebtedness received by GST Equipment from GST USA in exchange for the sale of Acquired Equipment, GST Telecommunications' guarantee of said indebtedness and all property received in respect of said indebtedness; (v) all additional indebtedness owed to GST Equipment and any property received in respect thereof; (vi) all of GST Equipment's interest in the Purchase Agreements and Intercompany Security Agreement; (vii) the Collateral Investments Account and all interest, dividends, etc. paid thereon; (viii) all other GST Equipment deposit accounts and all interest, dividends, etc. paid thereon; (ix) all collateral investments made by GST Equipment and all interest, dividends, etc. paid thereon; (x) all property thereafter possessed by Morgan Stanley Asset Management on behalf of GST Equipment and all interest, dividends, etc. paid thereon; (xi) all of GST Equipment's interest in Interest Collateral; and (xii) any proceeds of any of the above categories and any insurance payments made with respect to collateral and cash (collectively, the "13 1/4% Note Collateral").

(7)
Capitalized terms used but not otherwise defined in the discussion of the 13 1/4% Secured Notes shall have the respective meanings assigned to such terms within the 13 1/4% Secured Notes Pledge Agreement.

          The Pledged Securities (other than amounts set aside for Interest Collateral) under the 13 1/4% Secured Notes Indenture were to be released by the 13 1/4% Secured Notes Indenture Trustee to allow GST Equipment to finance the cost of the Acquired Equipment or to refinance up to $50 million of indebtedness of GST USA and its subsidiaries secured by the Acquired Equipment. The 13 1/4% Secured Notes Indenture Trustee asserts a first priority security interest in the Acquired Equipment pursuant to the terms of the 13 1/4% Secured Notes Pledge Agreement. GST USA was to purchase the Acquired Equipment from GST Equipment at a purchase price equal to the cost to GST Equipment and GST USA's obligation to pay such purchase price was evidenced in the form of an Intercompany Note (all such Intercompany Notes, together with the Initial Note, collectively, the "GST USA/GST Equipment Intercompany Notes"). GST Equipment requested that the 13 1/4% Secured Notes Indenture Trustee release its security interests in the Acquired Equipment. However, it appears that the 13 1/4% Secured Notes Indenture Trustee did not comply with GST Equipment's request. GST Equipment was to have a first priority security interest in the Acquired Equipment as security for GST USA's payment obligations under each GST USA/GST Equipment Intercompany Note. The 13 1/4% Secured Notes Indenture Trustee had a security interest in GST Equipment's interest in the GST USA/GST Equipment Intercompany Notes pursuant to the terms of the 13 1/4% Secured Notes Pledge Agreement.

          Pursuant to the 13 1/4% Secured Notes Indenture, on May 12, 2000, five days prior to the Debtors' bankruptcy filing, GST Telecommunications, GST USA, GST Equipment and the 13 1/4% Secured Notes Indenture Trustee entered into a supplemental indenture, dated May 12, 2000, with GST Telecommunications, GST Equipment and the 13 1/4% Secured Notes Indenture Trustee (the "13 1/4% Secured Notes Supplemental Indenture"), which provided for the so-called "Assumption Transaction." Pursuant to the 13 1/4% Secured Notes Supplemental Indenture, GST USA assumed the 13 1/4% Secured Notes and GST Telecommunications provided a guarantee of the payment of principal and interest of the 13 1/4% Secured Notes. Also in connection with its assumption of the 13 1/4% Secured Notes, GST USA entered into a new Collateral Pledge and Security Agreement with the 13 1/4% Secured Notes Indenture Trustee dated as of May 12, 2000 (the "Second 13 1/4% Secured Notes Pledge Agreement").

          Pursuant to the Second 13 1/4% Secured Notes Pledge Agreement, GST USA granted the 13 1/4% Secured Notes Indenture Trustee, as collateral for GST USA's liability on the 13 1/4% Secured Notes, a security interest in all of its right, title and interest in and to certain equipment, and fixtures and parts thereof, and to all proceeds of any and all the foregoing collateral, payments under insurance, and cash. It appears that UCC-1 financing statements (with GST USA as debtor and the 13 1/4% Secured Notes Indenture Trustee as secured party) were not filed with respect to the Acquired Equipment in connection with GST USA's assumption of the 13 1/4% Secured Notes, and consequently, the security interest granted by GST USA directly to the 13 1/4% Secured Notes Indenture Trustee as collateral for the 13 1/4% Secured Notes is unperfected. Nevertheless, because it appears that the 13 1/4% Secured Notes Indenture Trustee did not release or terminate its security interests in the Acquired Equipment granted as collateral by GST Equipment pursuant to the 13 1/4% Secured Notes Pledge Agreement, the 13 1/4% Secured Notes Indenture Trustee asserts a first-priority, perfected security interest in the Acquired Equipment pledged by GST Equipment. As of the Petition Date, the aggregate outstanding indebtedness under the 13 1/4% Secured Notes was $265,000,000 in principal and $1,510,215 in accrued interest, and the aggregate outstanding indebtedness under the GST USA/GST Equipment Intercompany Notes was, $241,987,213 in principal and $1,289,623 in accrued interest.

          Pursuant to the Secured Notes Collateral Value Order, the Debtors are in the process of distributing to holders of Allowed Secured Claims under the 13 1/4% Secured Notes Indenture an aggregate of $70,297,915.00, which equates to $263.77 per $1,000 of such Allowed Secured Claims(8), in full satisfaction of their respective Secured Claims.

(8)
The Allowed Secured Claims include $265.0 principal and approximately $1.5 million of pre-petition accrued interest.

          The Unofficial Secured Noteholder Committee asserts that the 13 1/4% Secured Notes and the 10 1/2% Secured Notes constitute "Senior Indebtedness" under the Subordinated Indentures, and therefore assert that the holders of Secured Indenture Claims are entitled to the benefits of the subordination provisions thereunder. On the Effective Date, the Debtors will pay in Cash, the Indenture Trustees' Expenses incurred through such date, less any portion of such expenses paid or to be paid pursuant to Section 10.3 of Plan. Additional Indenture Trustees' Expenses incurred after the Effective Date will be paid pursuant to Section 10.3 of Plan or as Allowed post-confirmation professional fees pursuant to Section 7.6 of the Plan. The Debtors anticipate that the expenses of the Indenture Trustees allowed and paid pursuant to the Plan will be in excess of $200,000 but less than $1 million.

  2.    The Unsecured Notes

    (a)
    The 13% Senior Discount Notes

          On December 19, 1995, an indenture was executed (the "13% Senior Discount Notes Indenture")(9) which provided for the issuance of up to $312,448,000 aggregate principal amount at maturity of GST USA's 13% Senior Discount Notes due 2005 (the "13% Senior Discount Notes" and the holders thereof, the "13% Senior Discount Noteholders"). The parties to the 13% Senior Discount Notes Indenture were GST USA, as issuer, GST Telecommunications, as guarantor, and the United States Trust Company of New York, as trustee (the "Unsecured Notes

  Indenture Trustee"). Pursuant to the 13% Senior Discount Notes Indenture, GST Telecommunications unconditionally and irrevocably guaranteed the payment of the 13% Senior Discount Notes. As of the Petition Date, the aggregate outstanding indebtedness under the 13% Senior Discount Notes was $289,067,961 in principal and accreted interest.

(9)
Capitalized terms used but not otherwise defined in the discussion of the 13% Senior Discount Notes shall have the respective meanings assigned to such terms within the 13% Senior Discount Notes Indenture.

          As set forth in Section IV hereof, the 13% Senior Discount Noteholders constitute holders of "Senior Indebtedness" under the 13% and the 12 3/4% Subordinated Indentures and are therefore entitled to the benefits of the subordination provisions thereunder. However, the Plan provides for no distributions on account of any Subordinated Indenture Claims, and consequently, the 13% Senior Discount Noteholders will not receive any additional distributions (initially allocable to Subordinated Indenture Claims) pursuant to the subordination provision of the Subordinated Indentures.

    (b)
    The 12 3/4% Senior Subordinated Accrual Notes

          On November 19, 1997, an indenture was executed (the "12 3/4% Senior Subordinated Accrual Notes Indenture")(10) which provided for the issuance initially of up to $200,000,000 aggregate principal amount at maturity of GST Telecommunications' 12 3/4% Senior Subordinated Accrual Notes due 2007 (the "12 3/4% Senior Subordinated Accrual Notes," and the holders thereof, the "12 3/4% Senior Subordinated Accrual Noteholders"). The parties to the 12 3/4% Senior Subordinated Accrual Notes Indenture were GST Telecommunications, as issuer, and the United States Trust Company of New York, as trustee (the "Unsecured Notes Indenture Trustee"). As described in greater detail in Section IV hereof, the 12 3/4% Senior Subordinated Accrual Notes Indenture provides that the Senior Subordinated Obligations (as defined in the 12 3/4% Senior Subordinated Accrual Notes Indenture) shall be subordinated in right of payment to the prior payment in full of all amounts payable under Senior Indebtedness. As defined in the 12 3/4% Senior Subordinated Accrual Notes Indenture, Senior Indebtedness includes at least the 13% Senior Discount Notes. The Unofficial Secured Noteholder Committee asserts that the 13 1/4% Secured Notes and the 10 1/2% Secured Notes also constitute Senior Indebtedness under the 12 3/4% Senior Subordinated Accrual Notes Indenture. As of the Petition Date, the aggregate outstanding indebtedness under the 12 3/4% Senior Subordinated Accrual Notes was $144,000,000 in principal and $52,006,526 in accrued interest.

(10)
Capitalized terms used but not otherwise defined in the discussion of the Senior Subordinated Accrual Notes shall have the respective meanings assigned to such terms within the 12 3/4% Senior Subordinated Accrual Notes Indenture.

  (c)
  The 13% Subordinated Convertible Notes

          On December 19, 1995, an indenture was executed (the "13% Subordinated Convertible Notes Indenture")(11) which provided for the issuance of up to $39,056,000 aggregate principal amount at maturity of GST Telecommunications' 13% Convertible Senior Subordinated Discount Notes due 2005 (the "13% Subordinated Convertible Notes," and the holders thereof, the "13% Subordinated Convertible Noteholders"). The parties to the 13% Subordinated Convertible Notes Indenture were GST Telecommunications, as issuer, GST USA, as guarantor, and the United States Trust Company of New York, as trustee (the "Unsecured Notes Indenture Trustee"). Pursuant to the 13% Subordinated Convertible Notes Indenture, GST USA unconditionally and irrevocably guaranteed the payment of the 13% Subordinated Convertible Notes. As discussed in greater detail in Section IV hereof, the 13% Subordinated Convertible Notes Indenture provides that the Senior Subordinated Obligations (as defined in the 13% Subordinated Convertible Notes Indenture) shall be subordinated in right of payment to the prior payment in full of all amounts payable under Senior Indebtedness. The 13% Senior Discount Notes and the 12 3/4% Senior Subordinated Accrual Notes qualify as Senior Indebtedness under the 13% Subordinated Convertible Notes Indenture. The Unofficial Secured Noteholder Committee asserts that the 13 1/4% Secured Notes and the 10 1/2% Secured Notes also constitute Senior Indebtedness under the 13% Subordinated Convertible Notes Indenture. As of the Petition Date, the aggregate outstanding indebtedness under the 13% Subordinated Convertible Notes was $19,386,636 in principal and accreted interest.(12)

(11)
Capitalized terms used but not otherwise defined in the discussion of the 13% Subordinated Convertible Notes shall have the respective meanings assigned to such terms within the 13% Subordinated Convertible Notes Indenture.

(12)
Due to a postpetition conversion, $462,840 of the 13% Subordinated Convertible Notes was converted to common stock and thus the outstanding indebtedness under the 13% Subordinated Convertible Notes is $18,923,796 as of the date of this Disclosure Statement.

C.    Other Secured Creditors of the Debtors

  1.    NTFC

        NTFC Capital Corporation, a Delaware corporation ("NTFC") and GST Equipco, Inc., a Washington corporation ("GST Equipco") entered into an Equipment Loan and Security Agreement dated as of December 19, 1996 (the "NTFC Loan Agreement")(13). As security for GST Equipco's obligations under the NTFC Loan Agreement, NTFC was granted a perfected, first-priority security interest in all right, title, estate and interest of GST Equipco in the Collateral, which included equipment sold by Northern Telecom Inc. ("Nortel") to GST Equipco pursuant to a Network Products Purchase Agreement dated August 23, 1996 between Nortel and GST Equipco. In addition, GST USA issued a guarantee in favor of NTFC for the lesser of 45% of GST Equipco's obligations under the NTFC Loan Agreement or $25,000,000. As of the Petition Date, GST Equipco's indebtedness to NTFC was approximately $40,625,000 in principal and $542,978 in interest.

(13)
Capitalized terms used but not otherwise defined in the discussion of the Claims of NTFC shall have the respective meanings assigned to such terms within the NTFC Loan Agreement.

        Pursuant to Paragraph 57 of the Sale Order, the Debtors paid NTFC the sum of $37,500,000 (plus interest at the non-default rate of interest specified in the NTFC Loan Agreement for the period from and including December 15, 2000 through and including the date of payment) in full satisfaction and disbursement of any and all Claims of NTFC against the Debtors (and all liens securing same) under or in connection with the NTFC Loan Agreement, including NTFC's claims for postpetition interest.

  2.    Tomen

        GST Hawaii and TM Communications Hawaii LLC ("TM Communications" and, together with Tomen America, as defined below, "Tomen") entered into a credit agreement dated as of September 30, 1997 (the "GST Hawaii Credit Agreement"). The GST Hawaii Credit Agreement was secured in part by a Note dated September 30, 1997 in the original stated principal amount of $40,563,000. As of the Petition Date, GST Hawaii was indebted to TM Communications: (i) in the principal amount of approximately $35,478,917.63; and (ii) in the amount of approximately $690,652.57 for accrued and unpaid interest at the non-default rate. In addition, Tomen alleged that GST Hawaii owed TM Communications $2,096,350.69 for interest accrued at the non-default rate from the Petition Date to December 22, 2000 (the effective date of the Tomen Settlement Agreement).

        GST Pacific Lightwave, Inc. ("PLI") and Tomen America, Inc. ("Tomen America") entered into a credit agreement dated as of April 26, 1995 (the "PLI Credit Agreement"). The PLI Credit Agreement was secured in part by two promissory notes in the original stated principal amount of $18,450,000. As of the Petition Date, PLI was indebted to Tomen America: (i) in the principal amount of approximately $3,481,250; and (ii) in the amount of approximately $39,527.66 for accrued and unpaid interest at the non-default rate. Additionally, Tomen alleged that PLI owed Tomen America $205,120.56 for interest accrued at the non-default rate from the Petition Date to December 22, 2000 (the effective date of the Tomen Settlement Agreement).

        Pursuant to security agreements executed by GST Hawaii and PLI in accordance with the GST Hawaii Credit Agreement and the PLI Credit Agreement, Tomen had a valid first priority lien on substantially all of the assets of GST Hawaii and PLI. As set forth in Section II hereof, the Debtors and Tomen and its affiliates have entered into the Tomen Settlement Agreement(14) pursuant to which the Claims of Tomen and its affiliates against the Debtors have been paid or otherwise satisfied or waived. Specifically, Tomen's claim under the PLI Credit Agreement was allowed in the amount of: (i) $3,481,250 for outstanding principal; (ii) $39,527.66 for interest accrued at the non-default rate that remained unpaid as of the Petition Date; and (iii) $200,000 for interest accrued at the non-default rate following the Petition Date (collectively, the "PLI Allowed Debt"). The PLI Allowed Debt was paid from the proceeds of the TWTC Sale.

(14)
Capitalized terms used but not otherwise defined in the discussion of the Claims of Tomen shall have the respective meanings assigned to such terms within the Tomen Settlement Agreement.

        Tomen's claim under the GST Hawaii Credit Agreement was allowed in the amount of: (i) $35,478,917.63 for outstanding principal; (ii) $690,652.57 for interest accrued at the non-default rate that remained unpaid as of the Petition Date; (iii) $2,096,350.69 for interest accrued at the non-default rate after the Petition Date through and including December 22, 2000; and (iv) additional interest at the non-default rate for the period after December 22, 2000 through and including the day on which the $35,478,917.63 in outstanding principal noted in (i) above was paid in full or otherwise discharged and satisfied as provided in the Tomen Settlement Agreement (collectively, the "GST Hawaii Allowed Debt"). The GST Hawaii Allowed Debt was satisfied as follows: (x) on or before the fourth business day after the closing date of the TWTC Sale, the Debtors made a partial payment to Tomen in the amount of $12,000,000; and (y) Tomen retained its remaining GST Hawaii Allowed Debt which is payable solely from the Retained Hawaii Assets, including the Nortel Switch, but Tomen agreed that from and after the effective date of the Tomen Settlement Agreement it had no other claim or lien under any circumstances against any of the Debtors or any of their assets, including, without limitation: (i) except as otherwise provided in the Tomen Settlement Agreement, any intercompany accounts receivables or other right of payment between or among any Debtors and (ii) any property transferred by GST Hawaii to any other Debtor at any time prior to the effective date of the Tomen Settlement Agreement. Finally, pursuant to the Tomen Settlement Agreement, any remaining deficiency claims of Tomen against the Debtors, which were limited in recourse to the assets being acquired by Tomen, were released altogether at the closing of the sale of the GST Hawaii Assets to Tomen on October 11, 2001.

  3.    Siemens

        On September 4, 1996, GST SwitchCo Inc. ("GST SwitchCo") and Siemens Stromberg-Carlson ("Siemens") entered into a Loan and Security Agreement (the "Siemens Loan Agreement").(15) Pursuant to an Unconditional Continuing Guarantee dated as of September 4, 1996, GST USA guaranteed the "Obligations" under and as defined in the Siemens Loan Agreement, up to the lesser of 55% of the principal and interest outstanding under the loans or $45,000,000. In addition, as security for GST SwitchCo's Obligations under the Siemens Loan Agreement, GST SwitchCo granted Siemens a security interest in the equipment purchased by GST SwitchCo under the Siemens Security Agreement (the "Siemens Collateral"). As of the Petition Date, the outstanding balance of GST SwitchCo's indebtedness under the Siemens Loan Agreement was approximately $11,651,586 in principal and $142,505 in interest. On August 10, 2001, the Debtors and Siemens Information and Communication Networks Inc. a/k/a Telecommunications Finance Group entered into a settlement agreement (the "Siemens Settlement Agreement") pursuant to which Siemens(16) dismissed any and all of its present and/or future claims, rights, causes of action and/or damages against the Debtors in exchange for $8,290,000. On September 11, 2001, the Bankruptcy Court entered an order approving the Siemens Settlement Agreement.

(15)
Capitalized terms used but not otherwise defined in the discussion of the Claims of Siemens shall have the respective meanings assigned to such terms within the Siemens Loan Agreement.

(16)
Siemens Stromberg-Carlson subsequently assigned the Siemens Loan Agreement to Siemens Financial Services, Inc. f/k/a Siemens Credit Corporation which in turn assigned the Siemens Loan Agreement to Siemens Information and Communication Networks, Inc.

D.
Cancellation of 10 1/2% Secured Notes, 12 3/4% Senior Subordinated Accrual Notes, 13 1/4% Secured Notes, 13% Subordinated Convertible Notes and 13% Senior Discount Notes

        On the Effective Date, the liens relating to the Secured Indentures shall be deemed cancelled. The 10 1/2% Secured Notes, 13 1/4% Secured Notes, and 13% Senior Discount Notes shall continue in effect for the sole purposes of allowing the Indenture Trustees to make distributions under the Plan. Any actions taken by the Indenture Trustees that are not for the purposes authorized in the Plan shall be null and void. Except as otherwise provided in the Plan, on the Effective Date, the 10 1/2% Secured Notes, 12 3/4% Senior Subordinated Accrual Notes, 13 1/4% Secured Notes, 13% Subordinated Convertible Notes and 13% Senior Discount Notes shall be deemed cancelled without further act or action under any applicable agreement, law, regulation, order, or rule and the obligations of the Debtors under the 10 1/2% Secured Notes Indenture, 12 3/4% Senior Subordinated Accrual Notes Indenture, 13 1/4% Secured Notes Indenture, 13% Subordinated Convertible Notes Indenture and 13% Senior Discount Notes Indenture shall cease. The Indenture Trustees' obligations under the 10 1/2% Secured Notes Indenture, 12 3/4% Senior Subordinated Accrual Notes Indenture, 13 1/4% Secured Notes Indenture, 13% Subordinated Convertible Notes Indenture and 13% Senior Discount Notes Indenture shall cease when no further obligations of the Indenture Trustees with respect to the 10 1/2% Secured Notes Indenture, 12 3/4% Senior Subordinated Accrual Notes Indenture, 13 1/4% Secured Notes Indenture, 13% Subordinated Convertible Notes Indenture and 13% Senior Discount Notes Indenture under the Plan remain.

E.
Substantive Consolidation of the Debtors

        As set forth in more detail in Section IV, the Plan provides for the substantive consolidation of the Affiliate Debtors, which do not include GST Telecommunications, only with respect to the treatment of the Secured Noteholder Deficiency Claims in Class 3 and the Unsecured Claims in Classes 4B and 4C. Section 105(a) of the Bankruptcy Code empowers a bankruptcy court to authorize substantive consolidation. Although the United States Court of Appeals for the Third Circuit has not articulated a standard regarding substantive consolidation, several courts, including the United States Courts of Appeals for the First Circuit, Second Circuit, D.C. Circuit, Eighth Circuit and Eleventh Circuit have developed similar tests for authorizing substantive consolidation. See Reider v. F.D.I.C. (In re Reider), 31 F.3d 1102, 1108 (11th Cir. 1994); Woburn Assoc. v. Kahn (In re Hemingway Transport Inc.), 954 F.2d 1 (1st Cir. 1992); First Nat'l Bank of El Dorado v. Giller (In re Giller), 962 F.2d 796, 798-99 (8th Cir. 1992); Union Sav. Bank. v. Augie/Restivo Baking Co. (In re Augie/Restivo Baking Co.) 860 F.2d 515, 518

(2d. Cir. 1988); Drabkin v. Midland-Ross Corp. (In re Auto-Train Corp.), 810 F.2d 270, 276 (D.C. Cir. 1987); Bracaglia v. Manzo (In re United Stairs Corp.) 176 B.R. 359, 369 (Bankr. D.N.J. 1995).

        Several courts within the Third Circuit have acknowledged the existence and application of substantive consolidation of separate bankruptcy estates in appropriate circumstances. See In re Molnar Bros., 200 B.R. 555 (Bankr. D.N.J. 1996) (recognizing the application of substantive consolidation of two or more bankruptcy estates); In re PWS Holding Corp., Bruno's. Inc., et al., Case No. 98-212-223 (SLR) (D. Del. 1998) (approving substantive consolidation of debtors pursuant to a plan of reorganization); In re Smith Corona Corp. et al., Case No. 95-788 (HSB) (Bankr. D. Del., Oct. 18, 1996) (adopting substantive consolidation test articulated by the Eighth Circuit); Bracaglia v. Manzo (In re United Stairs Corp.) 176 B.R. 359, 368 (Bankr. D.N.J. 1995) (stating that it is "well established that in the appropriate circumstances the court may substantively consolidate corporate entities"); In re Buckhead American Corp., 1992 Bankr. LEXIS 2506 (Bankr. D. Del. August 13, 1992) (substantively consolidating debtors); In re Cooper, 147 B.R. 678, 681 (Bankr. D.N.J. 1992) (stating that substantive consolidation constitutes the "merger of the assets and liabilities of two or more estates, creating a common fund of assets and a single body of creditors.") (citation omitted).

        In general, these cases identify two factors which must be examined in the context of a substantive consolidation analysis: (i) whether there is a "substantial identity" or an inseparable "interrelationship" or "entanglement" between the debtors to be consolidated and (ii) whether the benefits of consolidation outweigh the harm or prejudice to creditors, including whether individual creditors relied upon the separate identity of one of the entities to be consolidated such that they would be prejudiced by consolidation.

        There is a substantial identity, extensive interrelationship, interdependence and entanglement between and among the Affiliate Debtors such that the Affiliate Debtors are inextricably intertwined in virtually all operational and financial aspects. They include, but are not limited to, the following: (i) the members of the board of directors and the officers for each direct and indirect subsidiary of GST Telecommunications are substantially the same; (ii) although separate books and records are maintained for each Debtor, the Affiliate Debtors' businesses are operated without regard for their separate assets, liabilities, employees or management; (iii) the Debtors prepared and disseminated consolidated financial reports to the public, including customers, suppliers, landlords, lenders, credit rating agencies and stockholders (iv) the Debtors file consolidated federal tax returns; and (v) the Debtors utilize a centralized cash management system. Because the Debtors disseminated financial information to the public on a consolidated basis, it is unlikely that creditors relied on the separate identity of any Affiliate Debtor in extending credit to such Affiliate Debtor. Finally, the proposed substantive consolidation of the Affiliate Debtors is necessary to, among other things, effectuate equitable distributions, avoid the calculation, resolution and classification of intercompany claims and to reduce the administrative burden of tabulating separate votes with respect to each of the Affiliate Debtors. Thus, the substantive consolidation of the Affiliate Debtors reflects the economic reality of the Affiliate Debtors' businesses and operations and is fair and equitable for all creditors.

        The second prong of the test for determining whether substantive consolidation of the Affiliate Debtors is warranted is whether the benefits of consolidation will outweigh the potential prejudice to the Affiliate Debtors' creditors. As noted above, because financial information disseminated to customers, suppliers, landlords, lenders, credit rating agencies and stockholders, has been prepared and presented on a consolidated basis, it is unlikely that creditors relied upon the separate identity of any Affiliate Debtor when deciding whether to extend credit to such Affiliate Debtor. Moreover, because the Affiliate Debtors' affairs are integrated, interrelated and entangled from both a functional and a financial perspective, the substantive consolidation of the Affiliate Debtors would be equitable for all creditors. Substantive consolidation would ensure that all of the Affiliate Debtors' creditors, having relied on the creditworthiness of the Affiliate Debtors as a unit, receive the benefit of distribution in satisfaction of their claims from the single pool of assets. Finally, substantive consolidation will expedite the conclusion of the Chapter 11 Cases. Absent substantive consolidation, the Affiliate Debtors would be required to disentangle their assets and liabilities and litigate the validity and priority of their respective Intercompany Claims. The reconciliation and resolution of the intercompany claims that would be required by such disentanglement would be costly and would delay the conclusion of the Chapter 11 Cases.

        The standards for substantive consolidation likewise require that GST Telecommunications, the Canadian parent holding company, not be substantively consolidated with the Affiliate Debtors. GST Telecommunications is a holding company with no direct business operations or any meaningful assets other than its interest in, and/or alleged claims against, the Affiliate Debtors. By contrast, the Affiliate Debtors are operating companies (or in a few instances, financing vehicles) that functioned, by and large, as integrated businesses. Creditors of GST Telecommunications were clearly aware, or should have been aware, that they were extending credit to a holding company with no assets (other than its investment in the Affiliate Debtors), and thus such creditors were on notice that their Unsecured Claims were at least structurally (if not contractually) subordinated to the Unsecured Claims of creditors of the operating companies, i.e., the Affiliate Debtors. Hence, substantive consolidation of the Unsecured Claims against GST Telecommunications with the Unsecured Claims against the various Affiliate Debtors would clearly confer an unwarranted windfall on GST Telecommunications' unsecured creditors to the detriment of the unsecured creditors of the Affiliate Debtors.

        The inappropriateness of substantively consolidating GST Telecommunications with the Affiliate Debtors is not undercut by the fact that over the five years or so preceding the Petition Date, GST Telecommunications advanced approximately $353,738,254 to the Affiliate Debtors to fund their operations. While these intercompany investments were reflected on GST Telecommunications' books as an intercompany "receivable," the Debtors believe that such intercompany receivables would be subject either to recharacterization as equity Interests in the applicable Affiliate Debtors or to equitable subordination pursuant to Section 510(c) of the Bankruptcy Code. First of all, this intercompany "receivable" never bore any of the hallmarks of a debt obligation. It was always non-interest bearing, and was never memorialized by any intercompany note or other loan documentation, and no portion of that "receivable" was ever repaid by any Affiliate Debtor. Second, the approximate $354 million in intercompany receivables represents the proceeds of the 12 3/4% Senior Subordinated Accrual Notes, the 13 % Subordinated Convertible Notes and various equity offerings issued by GST Telecommunications. Given that GST Telecommunications' alleged Intercompany Claim derives from equity and subordinated debt offerings that were contractually and/or structurally subordinated to the unsecured creditors of the Affiliate Debtors, it would be quite anomalous to elevate GST Telecommunications' unsecured creditors (including the holders of the Subordinated Indentures) to the status of the unsecured creditors of the Affiliate Debtors.

        Third, even if GST Telecommunications' approximately $354 million intercompany receivable is characterized as an intercompany Unsecured Claim, the Debtors believe that claim should still be equitably subordinated to all other Unsecured Claims against the Affiliate Debtors. Section 510(c) of the Bankruptcy Code expressly recognizes the applicability of equitable subordination principles in bankruptcy cases. Numerous courts have invoked equitable subordination principles to subordinate the claims of shareholders or other insiders that are based on advances made when the debtor was undercapitalized, i.e., capitalized with excessive debt and insufficient equity. See, e.g., Machinery Rental, Inc. v. Herpel (In re Multiponics, Inc.), 622 F.2d 709 (5th Cir. 1980) (subordination of claim based on director's payment of loan to debtor guaranteed by director when debtor was undercapitalized); see also In re Trimble Co., 479 F.2d 103 (3d. Cir. 1973) (same, stating "the Trimble advances. .. to their hopelessly insolvent corporate structure, although clothed in the garments of judgment demand notes, must be held to be contributions to capital"). Here, there is little doubt that the Affiliate Debtors were grossly undercapitalized from their inception. Apart from the approximately $354 million intercompany investment made by GST Telecommunications, the Affiliated Debtors were never capitalized with any significant equity. Virtually all of their funds arose from debt offerings of various sorts. Moreover, the Affiliated Debtors were expected to, and in fact did, incur hundreds of millions of dollars of operating losses as they built out their telecommunications networks, and as a result, the Affiliate Debtors had insolvent balance sheets from the outset. In short, it is clear that GST Telecommunications' approximately $354 million intercompany "receivable" was the functional equivalent of equity risk capital. Accordingly, the Debtors believe that under controlling precedent, GST Telecommunications' alleged intercompany Unsecured Claims against the various Affiliate Debtors should either be recharacterized as equity or equitably subordinated to the Unsecured Claims against the Affiliate Debtors, and as a result, the Plan provides for no distribution to, and the cancellation of, such Claim. In addition, the Plan provides for the cancellation of all other Intercompany Unsecured Claims in order to effectuate the substantive consolidation of the Affiliate Debtors with respect to the Secured Noteholder Deficiency Claims in Class 3 and the Unsecured Claims in Classes 4A and 4B.

        Although, for the reasons set forth above, the Plan provides for the cancellation of all Intercompany Claims, including GST Telecommunications' intercompany Unsecured Claims against the various Affiliate Debtors, the Plan does provide for the holders of Unsecured Claims against GST Telecommunications other than Unsecured Claims based on the Subordinated Indentures and intercompany Unsecured Claims (and except to the extent any such claims constitute Allowed Unsecured Claims against any Affiliate Debtor) (collectively, the "GST Telecommunications Nonsubordinated Unsecured Claims") to receive from the cash proceeds generated from the sale of the

Affiliate Debtors' assets to TWTC and other purchasers the lesser of (i) twenty percent (20%) of the amount of their Allowed Unsecured Claim, or (ii) their pro rata share of $1,500,000 of (the "GST Telecommunications Unsecured Creditors Payment"). The Debtors estimate, based on their analysis of the GST Telecommunications Nonsubordinated Unsecured Claims, that the aggregate amount of such Claims will be approximately $600,000. Accordingly, the Debtors believe that the GST Telecommunications Unsecured Creditors Payment will result in distributions to the holders of GST Telecommunications Nonsubordinated Unsecured Claims equal to twenty percent (20%) of the amount of their Allowed Unsecured Claims. In the Debtors' view, the GST Telecommunications Unsecured Creditors Payment adequately compensates the holders of GST Telecommunications Nonsubordinated Unsecured Claims for being deprived under the Plan of the very remote possibility of establishing through litigation the pari passu status of GST Telecommunications' intercompany Unsecured Claim and hence sharing in the pool of assets otherwise available for distribution to the creditors of the Affiliate Debtors. As noted, holders of Unsecured Claims against GST Telecommunications as to which one or more Affiliate Debtors are also liable, including the 13 % Senior Discount Noteholders, will not receive any portion of the GST Telecommunications Unsecured Creditors Payment.

        The holders of the Subordinated Indentures will not receive any portion of the GST Telecommunications Unsecured Creditors Payment or otherwise receive any distribution under the Plan. Because the Subordinated Indentures are subordinated to a substantial portion of the Unsecured Claims against the Affiliate Debtors, the holders of the Subordinated Indentures under no circumstances would be entitled to retain any Plan distribution, even were (i) GST Telecommunications consolidated with the Affiliate Debtors with respect to all Unsecured Claims, or (ii) GST Telecommunications' intercompany "receivable" recognized as an Unsecured Claim having equal status with the other Unsecured Claims against the Affiliate Debtors.

        For the reasons set forth above, the Debtors believe that the requirements for substantive consolidation of the Affiliate Debtors with respect to the Secured Noteholder Deficiency Claims in Class 3 and the Unsecured Claims in Classes 4B and 4C are satisfied.

F.    Summary of Treatment of Claims and Interests

        The following is a brief description, qualified by reference to the Plan itself, of each class and its treatment under the Plan. In accordance with section 1123(a)(1) of the Bankruptcy Code, DIP Facility Claims, Administrative Claims and Priority Tax Claims of the kinds specified in sections 507(a)(1) and 507(a)(8) of the Bankruptcy Code and Trust Fund Claims have not been classified under the Plan and their treatment is set forth in Article 2 of the Plan.

  1.
  Class 1—Other Priority Claims

  (a)
  Definition of Class 1—Other Priority Claims

          Class 1 shall consist of all Other Priority Claims. Other Priority Claims consist of any Claim, other than an Administrative Claim or a Priority Tax Claim, of a Creditor to the extent such Claim is entitled to priority pursuant to Bankruptcy Code section 507(a).

    (b)
    Treatment of Class 1—Other Priority Claims

          On the Effective Date, or as soon thereafter as is reasonably practicable, each Allowed Other Priority Claim shall be paid, in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Other Priority Claim, (a) Cash equal to the amount of such Allowed Other Priority Claim, or (b) such other treatment as to which the Debtors and the holder of such Allowed Other Priority Claim have agreed upon in writing.

    (c)
    Voting Status of Class 1—Other Priority Claims

          Class 1 is not Impaired and is deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Thus, the claimants in Class 1 may not vote on the Plan.

  2.
  Class 2—General Secured Claims

  (a)
  Definition of Class 2—General Secured Claims

          Class 2 shall consist of all General Secured Claims, including Possessory Lienholder Claims. General Secured Claims consist of all Secured Claims against the Debtors other than DIP Facility Claims and Secured Indenture Claims. A Secured Claim consists of any Claim of a Creditor secured by a lien on, security interest in or charge against property of any of the Estates or that is subject to setoff under Bankruptcy Code section 553, to the extent of the value of such Creditor's interest in that Estate's interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to Bankruptcy Code section 506(a). DIP Facility Claims consist of all Claims of the DIP Agent and the DIP Lenders under or pursuant to the DIP Facility. Secured Indenture Claims consist of the Claims under the Secured Indentures. The Secured Indentures consist of the 10 1/2% Secured Notes Indentures and the 13 1/4% Secured Notes Indentures.

    (b)
    Treatment of Class 2—General Secured Claims

          At GST's option, as soon as is reasonably practicable after the later of (x) the Effective Date, or (y) 30 days after the date on which such Claim becomes an Allowed General Secured Claim, the Debtors shall, in full satisfaction, settlement, release and discharge of and in exchange for such Allowed General Secured Claim, (a) distribute to each holder of an Allowed General Secured Claim the collateral securing such Allowed General Secured Claim, (b) distribute to each holder of an Allowed General Secured Claim Cash in an amount not to exceed the Allowed General Secured Claim, equal to the proceeds actually realized from the sale of any collateral securing such Claim (payable first, if applicable, from amounts set aside on account of such General Secured Claim by order of the Bankruptcy Court), less the actual costs and expenses of disposing of such collateral, or (c) provide for such other treatment as may be agreed upon by the holder of such Allowed General Secured Claim and the Debtors.

    (c)
    Voting Status of Class 2—General Secured Claims

          Class 2 is Impaired and may vote on the Plan.

  3.
  Class 3—Secured Notes Deficiency Claims

          Class 3 consists of all Secured Noteholder Deficiency Claims. Class 3A consists of all 10 1/2% Secured Notes Deficiency Claims. Class 3B consists of all 13 1/4% Secured Notes Deficiency Claims. Each subclass is deemed to be a separate Class for all purposes under the Bankruptcy Code.

    (a)
    Class 3A—(10 1/2% Secured Notes Deficiency Claims)

    (1)
    Definition of Class 3A—10 1/2% Secured Notes Deficiency Claims

            Class 3A consists of all 10 1/2% Secured Notes Deficiency Claims. The 10 1/2% Secured Notes Deficiency Claims consist of the Deficiency Claims of the holders of the 10 1/2% Secured Notes and the 10 1/2% Secured Notes Indenture Trustee under the 10 1/2% Secured Notes Indenture, in the aggregate amount of $241,616,443.22. The 10 1/2% Secured Notes consist of the 10 1/2% Senior Secured Discount Notes due 2008, issued and outstanding under the 10 1/2% Secured Notes Indenture. The 10 1/2% Secured Notes Indenture consists of the Indenture, dated as May 4, 1998, regarding the 10 1/2% Secured Notes, among GST Network Funding, Inc., as issuer of the 10 1/2% Secured Notes, GST USA, Inc., GST Telecommunications and the 10 1/2% Secured Notes Indenture Trustee.

      (2)
      Treatment of Class 3A—10 1/2% Secured Notes Deficiency Claims

            Notwithstanding any amount scheduled for such 10 1/2% Secured Notes Deficiency Claims or any of the Proofs of Claim set forth on Exhibit B hereto, which by this Plan are deemed objected to, disallowed and expunged, each holder of Allowed 10 1/2% Secured Notes Deficiency Claims will receive, in full satisfaction, settlement, release and discharge of and in exchange for its 10 1/2% Secured Notes Deficiency Claims, in accordance with the amount of 10 1/2% Secured Notes held by such holder on the Distribution Record Date and on account of such Claims, after (a) satisfaction in full or satisfaction in accordance with this Plan of all Allowed DIP Claims, Allowed Administrative Claims, Allowed Professional Claims, Allowed Priority Tax Claims and Allowed Trust Fund Claims as provided in Article 2 of the Plan, (b) the treatment provided in the Plan for Allowed Claims in Classes 1 and 2, and (c) the treatment provided in the Plan for Allowed GST Telecommunications Nonsubordinated Unsecured Claims provided in Section 5.4.1 of the Plan, each holder of Allowed 10 1/2% Secured Notes Deficiency Claims will receive, on the Effective Date, or as soon as is reasonably practicable thereafter, its share of Available Cash allocable to its Allowed 10 1/2% Secured Notes Deficiency Claims, shared Pro Rata with the holders of Allowed 13 1/4% Secured Notes Deficiency Claims, Allowed 13 % Senior Discount Notes Claims and Allowed Other Unsecured Claims and the other holders of Allowed 10 1/2% Secured Notes Deficiency Claims, in an amount not to exceed the amount of its Allowed 10 1/2% Secured Notes Deficiency Claims.

      (3)
      Voting Status of Class 3A—10 1/2% Secured Notes Deficiency Claims

            Class 3A is Impaired and may vote on the Plan.

    (b)
    Class 3B—(13 1/4% Secured Notes Deficiency Claims)

    (1)
    Definition of Class 3B—13 1/4% Secured Notes Deficiency Claims

            Class 3B consists of all 13 1/4% Secured Notes Deficiency Claims. The 13 1/4% Secured Notes Deficiency Claims consist of the Deficiency Claims of the holders of the 13 1/4% Secured Notes and the 13 1/4% Secured Notes Indenture Trustee under the 13 1/4% Secured Notes Indenture, in the aggregate amount of $196,360,175.28. The 13 1/4% Secured Notes Indenture consists of the Indenture, dated as May 13, 1997, regarding the 13 1/4% Secured Notes, among

    GST Equipment Funding, Inc., as issuer of the 13 1/4% Secured Notes, GST USA, Inc., GST Telecommunications and the 13 1/4% Secured Notes Indenture Trustee.

      (2)
      Treatment of Class 3B—13 1/4% Secured Notes Deficiency Claims

            Notwithstanding any amount scheduled for such 13 1/4% Secured Notes Deficiency Claims or any of the Proofs of Claim set forth on Exhibit B hereto, which by this Plan are deemed objected to, disallowed and expunged, each holder of Allowed 13 1/4% Secured Notes Deficiency Claims will receive, in full satisfaction, settlement, release and discharge of and in exchange for its 13 1/4% Secured Notes Deficiency Claims, in accordance with the amount of 13 1/4% Secured Notes held by such holder on the Distribution Record Date and on account of such Claims, after (a) satisfaction in full or satisfaction in accordance with this Plan of all Allowed DIP Claims, Allowed Administrative Claims, Allowed Professional Claims, Allowed Priority Tax Claims and Allowed Trust Fund Claims as provided in Article 2 of the Plan, (b) the treatment provided in the Plan for Allowed Claims in Classes 1 and 2, and (c) the treatment provided in the Plan for Allowed GST Telecommunications Nonsubordinated Unsecured Claims provided in Section 5.4.1 of the Plan, each holder of Allowed 13 1/4% Secured Notes Deficiency Claims will receive, on the Effective Date, or as soon as is reasonably practicable thereafter, its share of Available Cash allocable to its Allowed 13 1/4% Secured Notes Deficiency Claims, shared Pro Rata with the holders of Allowed 10 1/2% Secured Notes Deficiency Claims, Allowed 13 % Senior Discount Notes Claims and Allowed Other Unsecured Claims and the other holders of Allowed 13 1/4% Secured Notes Deficiency Claims, in an amount not to exceed the amount of its Allowed 13 1/4% Secured Notes Deficiency Claims.

      (3)
      Voting Status of Class 3B—13 1/4% Secured Notes Deficiency Claims

            Class 3B is Impaired and may vote on the Plan.

  4.
  Class 4—General Unsecured Claims

        Class 4 consists of all General Unsecured Claims. Class 4A consists of all GST Telecommunications Nonsubordinated Unsecured Claims. Class 4B consists of all 13 % Senior Discount Notes Claims. Class 4C consists of all Other Unsecured Claims, including all Other Deficiency Claims. Each subclass is deemed to be a separate Class for all purposes under the Bankruptcy Code.

        After (a) satisfaction in full or satisfaction in accordance with the Plan of all Allowed DIP Claims, Allowed Administrative Claims, Allowed Professional Claims and Allowed Priority Tax Claims as provided in Article 2 of the Plan, (b) the treatment provided in the Plan for Allowed Claims in Classes 1 and 2, and (c) the treatment provided in the Plan for Allowed GST Telecommunications Nonsubordinated Unsecured Claims provided in Section 5.4.1 of the Plan, all remaining Available Cash shall be distributed Pro Rata among holders of Allowed 10 1/2% Secured Notes Deficiency Claims in Class 3A, Allowed 13 1/4% Secured Notes Deficiency Claims in Class 3B, Allowed 13 % Senior Discount Notes Claims in Class 4B, and Allowed Other Unsecured Claims in Class 4C. If, after the Effective Date, any Cash is available from, among other things, the liquidation of assets of the Estates, the prosecution and enforcement of causes of action of GST, the release of funds from the Disputed Claims Reserve, or unclaimed, undeliverable or time-barred distributions to holders of Allowed Claims pursuant to the Plan and, in any such case, becomes Available Cash, then such Cash shall be treated as Available Cash and distributed in accordance with Section 5.4 of the Plan on a Subsequent Distribution Date, if any, and the Final Distribution Date in accordance with the procedures set forth below, provided that the aggregate distributions received pursuant to the Plan do not exceed the amount of the Allowed Claim (together with postpetition interest accruing on such Allowed Claims from and after the Petition Date at a rate equal to five percent (5%) per annum, compounded annually, solely for purposes of calculating the cap on any such distribution).

    (a)
    Class 4A—(GST Telecommunications Nonsubordinated Unsecured Claims)

    (1)
    Definition of Class 4A—GST Telecommunications Nonsubordinated Unsecured Claims

            Class 4A consists of all GST Telecommunications Nonsubordinated Unsecured Claims. The GST Telecommunications Nonsubordinated Unsecured Claims consist of the Claims of the holders of all Unsecured Claims against GST Telecommunications other than the Subordinated Indentures Claims and the Intercompany Claims, and except to the extent any such claims constitute Allowed Unsecured Claims against any Affiliate Debtor, and consequently, GST Telecommunications Nonsubordinated Unsecured Claims exclude the Deficiency Claims in Classes 3A and 3B and Unsecured Claims in Classes 4B and 4C. Unsecured Claims consist of any Claim against the Debtors, excluding Administrative Claims, Priority Tax Claims, Priority Claims and Secured Claims. The Subordinated Indentures Claims consist of the Claims under the Secured Indentures. The Secured Indentures consist of the 10 1/2% Secured Notes Indentures and the 13 1/4% Secured Notes Indentures. The Intercompany Claims consist of the Claims of a Debtor against any other Debtor, including, without limitation, all Claims owing by any Affiliate Debtor to GST Telecommunications.

      (2)
      Treatment of Class 4A—GST Telecommunications Nonsubordinated Unsecured Claims

            Each holder of an Allowed GST Telecommunications Nonsubordinated Unsecured Claim shall receive, in full satisfaction, settlement, release and discharge of and in exchange for its Allowed GST Telecommunications Nonsubordinated Unsecured Claim the lesser of (a) twenty percent (20%) of the amount of their Allowed GST Telecommunications Nonsubordinated Unsecured Claim, or (b) its share of $1.5 million allocable on account of its Allowed GST Telecommunications Nonsubordinated Unsecured Claim, shared Pro Rata with the other holders of Allowed GST Telecommunications Nonsubordinated Unsecured Claims, on the later of (i) the Effective Date, or (ii) 30 days after the date on which such Claim becomes an Allowed GST Telecommunications Nonsubordinated Unsecured Claim, or as soon thereafter as is practicable. All distributions made on account of any allowed GST Telecommunications Nonsubordinated Unsecured Claim shall be deemed to be applied against the prepetition principal portion of such Claim. All Unsecured Claims as to which GST Telecommunications on the one hand and one or more Affiliate Debtors on the other hand are liable shall not be entitled to payment under Section 5.4.1 of the Plan but shall instead be afforded such other treatment as is afforded such Unsecured Claims under any other applicable Section of the Plan.

      (3)
      Voting Status of Class 4A—GST Telecommunications Nonsubordinated Unsecured Claims

            Class 4A is Impaired and may vote on the Plan.

    (b)
    Class 4B—(13 % Senior Discount Notes Claims)

    (1)
    Definition of Class 4B—13 % Senior Discount Notes Claims

            Class 4B consists of all 13 % Senior Discount Notes Claims. The 13 % Senior Discount Notes Claims consist of the Claims of the holders of the 13 % Senior Discount Notes and the Unsecured Notes Indenture Trustee under the 13 % Senior Discount Notes Indenture in the Face Amount of $289,067,091 outstanding as of the Petition Date. The 13 % Senior Discount Notes consist of the 13 % Senior Discount Notes due 2005, issued and outstanding under the 13 % Senior Discount Notes Indenture. The 13 % Senior Discount Notes Indenture consists of the Indenture, dated as December 19, 1995, regarding the 13 % Senior Discount Notes, among GST USA, Inc., as issuer of the 13 % Senior Discount Notes, GST Telecommunications and the Unsecured Notes Indenture Trustee. The Unsecured Notes

    Indenture Trustee consists of the United States Trust Company of New York or its successor, in either case, in its capacity respectively as indenture trustee under (a) the 12 3/4% Senior Subordinated Accrual Notes Indenture, (b) the 13 % Subordinated Convertible Notes Indenture and (c) the 13 % Senior Discount Notes Indenture.

      (2)
      Treatment of Class 4B—13 % Senior Discount Notes Claims

            Each holder of 13 % Senior Discount Notes shall receive, in full satisfaction, settlement, release and discharge of and in exchange for its Claims under the 13 % Senior Discount Notes, in accordance with the amount of 13 % Senior Discount Notes held by such holder on the Distribution Record Date and on account of such Claims, on the Effective Date, or as soon as is reasonably practicable thereafter, in an amount not to exceed the amount of its Allowed 13 % Senior Discount Notes Claims, its share of Available Cash allocable on account of its Allowed 13 % Senior Discount Notes Claims, shared Pro Rata with the holders of Allowed 10 1/2% Secured Notes Deficiency Claims, Allowed 13 1/4% Secured Notes Deficiency Claims, Allowed Other Unsecured Claims and the other holders of Allowed 13 % Senior Discount Notes Claims.

      (3)
      Voting Status of Class 4B—13 % Senior Discount Notes Claims

            Class 4B is Impaired and may vote on the Plan.

    (c)
    Class 4C—(Other Unsecured Claims)

    (1)
    Definition of Class 4C—Other Unsecured Claims

            Class 4C consists of all Other Unsecured Claims. Other Unsecured Claims consist of all General Unsecured Claims against the Debtors other than the 13 % Senior Discount Notes Claims and the GST Telecommunications Nonsubordinated Unsecured Claims. Other Unsecured Claims shall include any Indemnification Claims arising or attributable to actions prior to the Effective Date but only to the extent not covered by applicable and/or officers insurance coverage. General Unsecured Claims consist of all Unsecured Claims against the Debtors other than the 10 1/2% Secured Notes Deficiency Claims, the 13 1/4% Secured Notes Deficiency Claims, the Subordinated Indenture Claims and the Intercompany Claims. The 13 % Senior Discount Notes Claims consist of the Claims of the holders of the 13 % Senior Discount Notes and the Unsecured Notes Indenture Trustee under the 13 % Senior Discount Notes Indenture in the Face Amount of $289,067,961 outstanding as of the Petition Date. The GST Telecommunications Nonsubordinated Unsecured Claims consist of all Unsecured Claims against GST Telecommunications other than the Subordinated Indentures Claims and the Intercompany Claims, and except to the extent any such claims constitute Allowed Unsecured Claims against any Affiliate Debtor.

      (2)
      Treatment of Class 4C—Other Unsecured Claims

            Each holder of an Allowed Other Unsecured Claim, shall receive, in full satisfaction, settlement, release and discharge of and in exchange for its Allowed Other Unsecured Claim, its share of Available Cash allocable on account of its Allowed Other Unsecured Claim, shared Pro Rata with the holders of Allowed 10 1/2% Secured Notes Deficiency Claims, Allowed 13 1/4% Secured Notes Deficiency Claims and Allowed 13 % Senior Discount Notes Claims and the other holders of Allowed Other Unsecured Claims, on the later of (i) the Effective Date, or (ii) 30 days after the date on which such Claim becomes an Allowed Other Unsecured Claim, or as soon thereafter as is practicable.

      (3)
      Voting Status of Class 4C—Other Unsecured Claims

            Class 4C is Impaired and may vote on the Plan.

  5.
  Class 5—Subordinated Indenture Claims

  (a)
  Definition of Class 5—Subordinated Indenture Claims

          Class 5 consists of all Subordinated Indenture Claims. Subordinated Indenture Claims consist of the Claims under the Subordinated Indentures. The Subordinated Indentures consist of the 12 3/4% Senior Subordinated Accrual Notes Indenture and the 13 % Subordinated Convertible Notes Indenture. The 12 3/4% Senior Subordinated Accrual Notes Indenture consists of the Indenture, dated as November 19, 1997, regarding the 12 3/4% Senior Subordinated Accrual Notes, among GST Telecommunications, as issuer of the 12 3/4% Senior Subordinated Accrual Notes, and the Unsecured Notes Indenture Trustee. The 13 % Subordinated Convertible Notes Indenture consists of the Indenture, dated as December 19, 1995, regarding the 13 % Subordinated Convertible Notes, among GST Telecommunications, as issuer of 13 % Subordinated Convertible Notes, GST USA, Inc. as guarantor of the 13 % Subordinated Convertible Notes and the Unsecured Notes Indenture Trustee.

    (b)
    Treatment of Class 5—Subordinated Indenture Claims

          Holders of Subordinated Indenture Claims will not receive any distribution on account of the Subordinated Indenture Claims, and on the Effective Date, the Subordinated Indenture Claims will be cancelled.

    (c)
    Voting Status of Class 5—Subordinated Indenture Claims

          Class 5 is Impaired. However, because the holders of Claims in Class 5 shall receive no distribution under the Plan they are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Consequently, holders of Claims in Class 5 may not vote on the Plan.

  6.
  Class 6—Intercompany Claims

  (a)
  Definition of Class 6—Intercompany Claims

          Class 6 consists of all Intercompany Claims. Intercompany Claims consist of the Claims of a Debtor against any other Debtor, including, without limitation, all Claims owing by any Affiliate Debtor to GST Telecommunications.

    (b)
    Treatment of Class 6—Intercompany Claims

          As a result of the substantive consolidation of the Affiliate Debtors with respect to the treatment of the Secured Noteholder Deficiency Claims in Class 3 and the Unsecured Claims in Classes 4B and 4C under the Plan, (and in the case of GST Telecommunications' Intercompany Claims against any or all of the Affiliate Debtors, as a result of the recharacterization of such Intercompany Claims as equity Interests in the applicable Affiliate Debtors, or alternatively the equitable subordination of such Intercompany Claims to all Unsecured Claims against any or all Affiliate Debtors), holders of Intercompany Claims will not receive any distribution of property under the Plan on account of their Intercompany Claims and, on the Effective Date, the Intercompany Claims will be cancelled.

    (c)
    Voting Status of Class 6—Intercompany Claims

          Class 6 is Impaired. However, because the holders of Claims in Class 6 shall receive no distribution under the Plan they are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Consequently, holders of Claims in Class 6 may not vote on the Plan.

  7.
  Class 7—Interests

  (a)
  Definition of Class 7—Interests

          Class 7 consists of all Interests. When used in the context of holding an equity security of the Debtors (and not used to denote (i) the compensation paid for the use of money for a specified time and usually denoted as a percentage rate of interest on a principal sum of money or (ii) a security interest in property), "Interest" shall mean an interest or share in, or warrant or right asserted against, GST of the type described in the definition of "equity security" in Bankruptcy Code section 101(16), and shall include all common stock and all warrants to purchase or subscribe to common stock issued by GST.

    (b)
    Treatment of Class 7—Interests

          Holders of Interests will not receive any distribution of property under the Plan on account of their Interests and, on the Effective Date, the Interests will be cancelled.

    (c)
    Voting Status of Class 7—Interests

          Class 7 is Impaired. However, because the holders of Claims in Class 7 shall receive no distribution under the Plan they are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Consequently, holders of Claims in Class 7 may not vote on the Plan.

G.    Post-Confirmation Operations of the Debtors

        On the Effective Date, the Committee shall be reconstituted to consist of members to be appointed by the Committee (the "Reconstituted Committee"). The Reconstituted Committee shall be authorized for reimbursement of reasonable expenses from the Operating Reserve. The Reconstituted Committee shall be authorized to employ one law firm as counsel (unless such law firm is unable to represent the Reconstituted Committee with respect to a particular matter, in which case a separate law firm may be employed solely to handle that particular matter), which firm (or firms) shall be entitled to compensation from the Operating Reserve in accordance with Section 7.6 of the Plan. The Reconstituted Committee and its advisors shall be authorized solely to oversee distributions under the Plan and to exercise those remedies available to the Reconstituted Committee under the Plan; provided, however, that if the Debtors fail to perform any material obligations under the Plan, the Reconstituted Committee may, upon notice and a hearing, seek a Bankruptcy Court order to enforce the provisions of the Plan and may employ such experts as may be necessary to advise the Reconstituted Committee with respect to such action.

        From and after the Confirmation Date, GST shall continue in existence (and shall generally consult with the Creditors' Committee or Reconstituted Committee and as specifically provided for in the Plan) for the purpose of (a) winding up its affairs as expeditiously as reasonably possible, (b) liquidating, by conversion to Cash or other methods, any remaining assets of the Estate, as expeditiously as possible, (c) enforcing and prosecuting claims, interests, rights and privileges of GST, (d) reconciling Claims and resolving Disputed Claims, (e) administering the Plan, (f) filing appropriate tax returns, and (g) taking such other action as may be necessary or appropriate to effectuate the Plan. GST shall have absolute discretion to pursue or not to pursue any and all claims, rights, or causes of action that it retains pursuant to the Plan, as it determines in the exercise of its business judgment and in consultation with the Creditors' Committee or Reconstituted Committee as provided herein, and shall have no liability for the outcome of its decision. GST may incur and pay any reasonable and necessary expenses in performing the foregoing functions.

        The property of the Debtors' Estates shall not be revested in the Debtors on or following the Confirmation Date or the Effective Date but shall remain property of the Estates(s) and continue to be subject to the jurisdiction of the Bankruptcy Court following confirmation of the Plan until distributed to holders of Allowed Claims or liquidated with the proceeds being contributed to Available Cash, in accordance with the provision of the Plan and the Confirmation Order.

        On and after the Confirmation Date, GST shall engage Bruce D. Becker as Plan Administrator, at a salary and benefits equal to his salary and benefits on the Confirmation Date, for a period of not less than six months following the Effective Date to assist GST in the performance of its duties and obligations under the Plan. A schedule of remaining compensation payable under Mr. Becker's court-ordered employment agreement is attached hereto as Exhibit F and incorporated herein by reference. The Plan Administrator may not be involuntarily terminated other than for cause prior to the 180th day following the Effective Date, and then only with prior Bankruptcy Court approval after notice and a hearing. The Plan Administrator shall be appointed the sole director, president and chief executive officer of GST and shall perform the duties set forth in the Plan through the earlier date GST is dissolved in accordance with Section 7.11 of the Plan and the date the Plan Administrator resigns, is unable to serve, or is terminated for cause, provided, however, that, in the event that the Plan Administrator resigns, is unable to serve, or is terminated for cause prior to the date GST is dissolved in accordance with Section 7.11 of the Plan, then an individual to be named by GST and the Reconstituted Committee shall, by operation of the Plan and without need for further Bankruptcy Court order or corporate action, be appointed the Plan Administrator, sole director, president and chief executive officer of GST subject to the foregoing provisions.

        Following Confirmation and prior to the occurrence of the Effective Date, the Debtors shall execute such documents and take such other action as is necessary to effectuate the transactions provided for in the Plan. From and after the Confirmation Date, the then current officers of GST shall continue in their respective capacities through the earlier of the date GST is dissolved in accordance Section 7.11 of the Plan and the date such officer resigns, is replaced or is terminated.

        On or before the Effective Date, the Debtors will establish the Indemnification Reserve. The Indemnification Reserve shall be used to pay any Indemnification Claims not otherwise released pursuant to the Plan. For the purpose of Section 7.8 of the Plan and the distributions to be made under the Plan, (a) Claims of the Plan Administrator arising from the indemnification obligations of GST to the Plan Administrator in his present or former capacity as a representative and/or officer of the Estates and (b) the costs associated with any directors and/or officers policy assumed pursuant to Section 6.1 of the Plan, shall be the Indemnification Reserve but not capped by the amounts contained therein. On the Final Distribution Date, any funds remaining in the Indemnification Reserve shall (i) first, be used to pre-pay remaining coverage under any directors and/or officers policy assumed pursuant to Section 6.1 of the Plan, and (ii) second, to the extent remaining, become Available Cash subject to the Final Distribution procedures set forth in Section 10.14 of the Plan.

        From and after the Effective Date, GST (i) for all purposes shall be deemed to have withdrawn its business operations from any state in which GST was previously conducting, or is registered or licensed to conduct, its business operations, and shall not be required to file any document, pay any sum or take any other action, in order to effectuate such withdrawal, (ii) shall be deemed to have cancelled pursuant to the Plan all Interests and all Intercompany Claims, and (iii) shall not be liable in any manner to any taxing authority for franchise, business, license or similar taxes accruing on after the Effective Date.

        Upon the distribution of all Assets of the Estate pursuant to the Plan (including the transfer of any amounts held in reserve) and the filing by or on behalf of GST of a certification to that effect with the Bankruptcy Court, the Affiliate Debtors, other than GST Telecommunications, will be dissolved for all purposes effective as of the Final Distribution Date without the necessity for any other or further actions to be taken by or on behalf of the Affiliate Debtors or payments to be made in connection therewith, provided, however, that each of the Affiliate Debtors shall file with the official public office for keeping corporate records in its state of incorporation a certificate of dissolution or equivalent document. Such a certificate of dissolution may be executed by the Plan Administrator without need for any action or approval by the shareholder or Board of Directors of any Affiliate Debtor.

        Notwithstanding anything to the contrary in the Bankruptcy Rules providing for earlier closure of the Chapter 11 Cases, when all Disputed Claims against the Debtors have become Allowed Claims or have been disallowed by Final Order, and all remaining assets of GST have been liquidated and converted into Cash (other than those Assets abandoned by GST or, if applicable, the Reconstituted Committee), and such Cash has been distributed in accordance with the Plan, or at such earlier time as GST, in consultation with the Reconstituted Committee, deems appropriate, GST shall seek authority from the Bankruptcy Court to close the Chapter 11 Cases in accordance with the Bankruptcy Code and the Bankruptcy Rules.

H.    Distributions Under the Plan

        Unless expressly provided in the Plan, to the extent more than one Debtor is liable for any Claim, such Claim shall be considered a single Claim and entitled only to the payment provided therefore under the applicable provisions of the Plan.

        Distributions under the Plan shall be made by the Plan Administrator. The Plan Administrator may employ or contract with other entities to assist in or make the distributions required by the Plan without further order of the Bankruptcy Court. Distributions to any holder of an Allowed Claim shall be allocated first to the principal portion of any such Allowed Claim, and, only after the principal portion of any such Allowed Claim is satisfied in full, to any portion of such Allowed Claim comprising interest (but solely to the extent that interest is an allowable portion of such Allowed Claim pursuant to the Plan or otherwise). All payments shall be made in accordance with the priorities established in the Bankruptcy Code.

        Distributions under the Plan on account of Allowed Claims arising from or out of the 10 1/2% Secured Notes, 13 1/4% Secured Notes, and 13 % Senior Discount Notes shall be made to each of the Indenture Trustees, as appropriate, as disbursing agents for such Allowed Claims, for further distribution to holders of such Allowed Claims. Any such further distributions shall be made by the Indenture Trustees pursuant to the 10 1/2% Secured Notes Indenture, 13 1/4% Secured Notes Indenture, and 13 % Senior Discount Notes Indenture, respectively, and the Plan (i) first, to the Indenture Trustees for application to any unpaid fees, compensation, expenses (including the Indenture Trustees' professional fees and expenses) disbursements and advances to the extent provided in the applicable indenture; and (ii) thereafter, on account of the Allowed Claims arising from or out of the 10 1/2% Secured Notes Indenture, 13 1/4% Secured Notes Indenture, or 13 % Senior Discount Notes Indenture, as the case may be.

        At the close of business on the Distribution Record Date, the transfer records for the 13 % Senior Discount Notes Indenture, the 10 1/2% Secured Notes Indenture, or the Secured Notes Indenture shall be closed, and there shall be no further changes in the record holders of the 13 % Senior Discount Notes Indenture, the 10 1/2% Secured Notes Indenture, and the Secured Notes Indenture. GST, the Plan Administrator and the Indenture Trustees shall have no obligation to recognize any transfer of Claims arising from or out of the 13 % Senior Discount Notes Indenture, the 10 1/2% Secured Notes Indenture, and the Secured Notes Indenture occurring after the Distribution Record Date and shall be entitled instead to recognize and deal for all purposes hereunder with only those record holders as of the close of business on the Distribution Record Date.

        Distributions to holders of Allowed Claims shall be made: (a) at the addresses set forth in the Proofs of Claim Filed by such holders; (b) at the addresses set forth in any written notices of address change delivered to the Plan Administrator after the date on which any related proof of Claim was Filed; or (c) at the addresses reflected in the Schedules relating to the applicable Allowed Claim if no proof of Claim has been Filed and the Plan Administrator has not received a written notice of a change of address.

        Unless otherwise specifically provided for in the Plan or the Confirmation Order, or required by applicable bankruptcy law, postpetition interest shall not accrue or be paid on Claims, and no holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim. Interest shall not accrue or be paid upon any Disputed Claim in respect of the period from the Petition Date to the date a Final Distribution is made thereon if and after such Disputed Claim becomes an Allowed Claim.

        Other than in the Final Distribution, no payment of Cash in an amount of less than $50.00 shall be made on account of any Allowed Claim. Such undistributed amount will instead be made part of the Available Cash for use in accordance with the Plan.

        Unless otherwise expressly set forth herein with respect to a specific Claim or Class of Claims, for the purpose of the provisions of the Plan, the "Face Amount" of a Disputed Claim means the amount set forth on the proof of Claim unless the Disputed Claim has been estimated for distribution purposes or, in the alternative, if no proof of Claim has been timely Filed or deemed Filed, zero.

        If the distribution to any holder of an Allowed Claim is returned to the Plan Administrator or the Indenture Trustees as undeliverable, no further distributions shall be made to such holder unless and until the Plan Administrator or the Indenture Trustees, as the case may be, is notified in writing of such holder's then current address. Undeliverable distributions shall remain in the possession of the Plan Administrator or the Indenture Trustees, as the case may be, pursuant to the Plan in trust for the benefit of holders of Allowed Claims until such time as a distribution becomes deliverable. Any holder of an Allowed Claim that does not assert a Claim pursuant to the Plan for an undeliverable distribution to be made by the Plan Administrator or the Indenture Trustees, as the case may be, within six (6) months after the date on which the distribution is returned to the Plan Administrator or the Indenture Trustees shall have its Claim for such undeliverable distribution discharged and shall be forever barred from asserting any such Claim for an undeliverable distribution against GST or its property. In such cases, any Cash held for distribution on account of such Claims for undeliverable distributions shall become the property of the Estates, shall, if applicable, be returned by the Indenture Trustees to the Plan Administrator and shall be distributed in accordance with the terms of the Plan.

        On the Effective Date, or as soon thereafter as practicable, after funding in accordance with the Plan the Operating Reserve, the Indemnification Reserve and the Disputed Funds Reserve, GST shall distribute (with the written consent of the Reconstituted Committee or Bankruptcy Court order on notice to the Reconstituted Committee) to the holders of Allowed Administrative Claims, Allowed Priority Tax Claims, Allowed Professional Claims and Allowed Claims in Classes 1, 2, 3 and 4, Cash equal to the distributions for each respective Class as set forth in the Plan or deliver the collateral to the holders of Allowed Claims in Class 2 pursuant to Section 5.2 of the Plan.

        Unless otherwise provided in the Plan, to the extent there is Available Cash subsequent to the Effective Date, GST shall, on a Subsequent Distribution Date, distribute (with the written consent of the Reconstituted Committee or Bankruptcy Court order on notice to the Reconstituted Committee) such Available Cash to the holders of Claims entitled thereto that were Allowed on the Effective Date or subsequently have become Allowed on or before the Subsequent Distribution Date. Each Supplemental Distribution will reduce the Disputed Claims Reserve, calculated based upon, following resolution of all disputes and Allowance of any previously Disputed Claim, the reduction of the reserve by the amount previously allocated to the Disputed Claim Reserve on account of the Disputed Claim, as calculated prior to the date of the Supplemental Distribution.

        GST shall, on the Final Distribution Date, distribute all Available Cash to the holders of Allowed Claims entitled thereto in accordance with the priorities and restrictions set forth herein.

        To the extent there exist as of the Effective Date Disputed Claims in any Class, GST shall reserve from any distribution of Estate Assets Cash in an amount equal to the Pro Rata portion of such distribution to which such Disputed Claim would be entitled if Allowed in the amount asserted by the holder of such Disputed Claim, as set forth in the definition of Disputed Claim Reserve. To the extent that any such Disputed Claim becomes an Allowed Claim, such reserved Cash shall be distributed to the holder of the Allowed Claim in a manner and amount consistent with the treatment of Allowed Claims in that Class, with any surplus Cash becoming generally available for use by GST in accordance with the terms of the Plan.

        In connection with the Plan and the distributions made in accordance therewith, to the extent applicable, GST shall comply with all tax withholding and reporting requirements imposed on it by any governmental unit and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements. The Plan Administrator shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements.

I.    Conditions to the Effective Date

        The Plan shall not become effective and the Effective Date shall not occur unless and until:

  •
  The Bankruptcy Court shall have entered the Confirmation Order in form and substance satisfactory to GST and the Creditors' Committee;

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  No stay of the Confirmation Order shall be in effect at the time the other conditions set forth in Section 11.1 of the Plan are satisfied, or, if permitted, waived;

  •
  All documents, instruments and agreements, in form and substance satisfactory to GST, provided for under the Plan or necessary to implement the Plan shall have been executed and delivered by the parties thereto, unless such execution or delivery has been waived by the parties benefited thereby; and

  •
  There shall exist sufficient Available Cash to pay all Allowed Administrative Claims, Allowed Professional Claims, Allowed Priority Tax Claims and Allowed Other Priority Claims.

        If the Effective Date shall not have occurred on or prior to the date that is forty-five (45) days after the Confirmation Date, then the Plan shall terminate and be of no further force or effect unless the provisions of this Section are waived in writing by GST.

        GST, in its sole discretion, may waive the conditions set forth in Section 11.2 of the Plan.

        On the Effective Date, or as soon thereafter as is reasonable practicable, GST shall file with the Bankruptcy Court a "Notice of Effective Date" in a form reasonably acceptable to GST in its sole discretion, which notice shall constitute appropriate and adequate notice that the Plan has become effective, provided, however, that GST shall have no obligation to notify any Person other than the Creditors' Committee of such fact. The Plan shall be deemed to be effective as of 12:01 a.m., prevailing Eastern time, on the date of such filing. A courtesy copy of the Notice of Effective Date may be sent by first class mail, postage prepaid (or at GST's option, by courier or facsimile) to those Persons who have filed with the Bankruptcy Court requests for notices pursuant to Bankruptcy Rule 2002.

J.    Modification/Revocation of the Plan

        Subject to the restrictions on Plan modifications set forth in section 1127 of the Bankruptcy Code, the Debtors reserve the right to alter, amend or modify the Plan before its substantial consummation. The Debtors further reserve the right to revoke or withdraw the Plan prior to the Confirmation Date. If the Debtors revoke or withdraw the Plan, or if Confirmation does not occur or if the Plan does not become effective, then the Plan shall be null and void, and nothing contained in the Plan shall: (a) constitute a waiver or release of any Claims by or against, or any Interests in, the Debtors; (b) constitute an admission of any fact or legal conclusion by the Debtors or any other Entity; or (c) prejudice in any manner the rights of the Debtors in any further proceedings involving the Debtors.

K.    Effect of Confirmation

        Until the Effective Date, the Bankruptcy Court shall retain jurisdiction over GST, its Assets and the Estates. Thereafter, jurisdiction of the Bankruptcy Court shall be limited to the subject matters set forth in Article 13 of the Plan.

        Except as otherwise provided in section 1141(d) of the Bankruptcy Code, on and after the Confirmation Date, the provisions of the Plan shall bind any holder of a Claim against or Interest in GST and its respective successors and assigns, whether or not the Claim or Interest of such holder is Impaired under the Plan and whether or not such holder has accepted the Plan.

        Unless otherwise provided in the Plan, all injunctions or stays provided for in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Final Distribution Date.

        Except as otherwise specifically provided in the Plan, none of the Debtors, the Creditors' Committee and the Unofficial Secured Noteholder Committee (solely with respect to their conduct as committees and not with respect to the actions of their members as individual creditors), nor any of such parties' respective present members (with respect to members of the Creditors' Committee or the Unofficial Secured Noteholder Committee, solely with respect to each member's conduct in furtherance of its, his, or her duties or activities as a member of the Creditors' Committee or the Unofficial Secured Noteholder Committee, as applicable, and not with respect to the actions of such members as individual creditors), officers, directors, shareholders, employees, representatives, advisors, attorneys, financial advisors, investment bankers or agents or any of such parties' successors and assigns, shall have or incur, and are hereby released from, any Claim, obligation, cause of action or liability to one another or to any holder of a Claim or an Interest, or any other party in interest, or any of their respective officers, directors, shareholders, members and/or enrollees, employees, representatives, advisors, attorneys, financial advisors, investment bankers, agents, or Affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

        Notwithstanding any other provision of the Plan, neither any holder of a Claim or Interest, or other party in interest, nor any of their respective officers, directors, shareholders, members and/or enrollees, employees, representatives, advisors, attorneys, financial advisors, investment bankers, agents or Affiliates, and no successors or assigns of the foregoing, shall have any right of action against any Debtor or the Creditors' Committee or the Unofficial Secured Noteholder Committee (solely in their capacity as committees, and not in each particular member's capacity as an individual creditor), or any of such parties' respective present members (with respect to members of the Creditors' Committee and the Unofficial Secured Noteholder Committee, solely with respect to the capacity of each member in furtherance of its, his, or her duties or activities as a member of the Creditors' Committee or the Unofficial Secured Noteholder Committee, and not in each particular member's capacity as an individual creditor), officers, directors, shareholders, employees, representatives, advisors, attorneys, financial advisors, investment bankers or agents or such parties successors and assigns, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct.

        Except as otherwise specifically provided in the Plan or the Confirmation Order, all Persons who have held, hold or may hold claims, rights, causes of action, liabilities or any equity interests based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date, other than as expressly provided in the Plan or the Confirmation Order, regardless of the filing, lack of filing, allowance or disallowance of such a Claim or Interest and regardless of whether such Person has voted to accept the Plan and any successors, assigns or representatives of the foregoing shall be precluded and permanently enjoined on and after the Effective Date from (a) commencing or continuing in any manner any Claim, action or other proceeding of any kind with respect to any Claim, Interest or any other right or Claim against the Debtors, the Creditor Releasees, or any assets of the Debtors which they possessed or may possess prior to the Effective Date, (b) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order with respect to any Claim, Interest or any other right or Claim against the Debtors, the Creditor Releasees, or any assets of the Debtors which they possessed or may possess prior to the Effective Date, (c) creating, perfecting or enforcing any encumbrance of any kind with respect to any Claim, Interest or any other right or Claim against the Debtors, the Creditor Releasees, or any assets of the Debtors which they possessed or may possess prior to the Effective Date, and (d) asserting any Claims that are released hereby.

        The transfer of the assets and properties to the Purchasers, including Time Warner Telecom Inc., as part of the Asset Sales constituted a sale in contemplation of the Plan. Accordingly, the sale of such assets and properties to the Purchasers, including Time Warner Telecom Inc., is a transfer made pursuant to section 1146(c) of the Bankruptcy Code. Pursuant to section 1146 of the Bankruptcy Code and other orders entered in the Chapter 11 Cases, the Asset Sales and the assets and properties acquired in connection therewith may not be taxed under any law imposing a Transfer Tax. Accordingly, all Persons who have held, hold or may hold claims, rights or causes of action for Transfer Taxes, regardless of whether such Person has voted to accept the Plan, and any successors, assigns or representatives of the foregoing, shall be precluded and permanently enjoined on and after the Effective Date from (a) commencing or continuing in any manner any Claim, action or other proceeding of any kind with respect to any Transfer Tax against the Debtors, the Purchasers (including Time Warner Telecom Inc.), or any assets or properties of the Debtors which the Purchasers, including Time Warner Telecom Inc., acquired pursuant to the Asset Sales, (b) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or other with respect to any Transfer Tax against the Debtors, the Purchasers (including Time Warner Telecom Inc.), or any assets or properties of the Debtors which the Purchasers, including Time Warner Telecom Inc., acquired pursuant to the Asset Sales, (c) creating, perfecting or enforcing any encumbrance of any kind with respect to any or any assets or properties of the Debtors which the Purchasers, including Time Warner Telecom Inc., acquired pursuant to the Asset Sales and (d) asserting any Transfer Tax Claims that are held unenforceable hereby.

        On the Effective Date, all Persons holding Secured Indenture Claims shall be precluded and permanently enjoined from (a) commencing or continuing in any manner any Claim, action or other proceeding of any kind with respect to any Secured Indenture Claim against the Debtors, the Creditor Releasees, or any assets of the Debtors which they possessed or may possess prior to the Effective Date, (b) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order with respect to any Secured Indenture Claim against the Debtors, the Creditor Releasees, or any assets of the Debtors which they possessed or may possess prior to the Effective Date, (c) creating, perfecting or enforcing any encumbrance of any kind with respect to any Secured Indenture Claim against the Debtors, the Creditor Releasees, or any assets of the Debtors which they possessed or may possess prior to the Effective Date, and (d) asserting any Secured Indenture Claims that are paid in accordance with such Final Order or the Plan.

        Except as expressly provided in the Plan, upon the Effective Date, GST hereby (i) remises, acquits, waives, releases and forever discharges each of the Debtor Releasees, and (ii) covenants and agrees never to institute or cause to be instituted any suit or other form of action or proceeding of any kind or nature whatsoever against any of the Debtor Releasees based upon any claims, demands, indebtedness, agreements, promises, causes of action, obligations, damages or liabilities of any nature whatsoever, in law or in equity, whether or not known, suspected or claimed, that GST or the Estates ever had, claimed to have, has, or may have or claim to have against the Debtor Releasees, or any of them, by reason of any matter, cause, thing, act or omission of the Debtor Releasees, or any of them, in each case related to the Debtors. All Claims so waived and released shall be waived and released for all purposes. The term "Debtor Releasees" shall include: (i) the officers, directors, shareholders, members and/or enrollees, employees, representatives, advisors, attorneys, financial advisors, investment bankers or agents of the Debtors in each case as of the Petition Date or that have become officers and/or directors thereafter, (ii) the DIP Agent and the DIP Lenders, (iii) the Creditors' Committee solely with respect to each member's conduct in furtherance of its, his, or her duties as a member of the Creditors' Committee, and not with respect to the actions of such members as individual creditors, and its agents, attorneys and other professionals acting in conjunction with the Chapter 11 Cases, (iv) the Plan Administrator, and (v) the Indenture Trustees and the Unofficial Secured Noteholder Committee and their respective agents, attorneys and other professionals acting in conjunction with the Chapter 11 Cases.

        As of the Effective Date, to the fullest extent permitted under applicable law, in consideration for the obligations under the Plan and the Cash, securities, contracts, instruments, releases and other agreements or documents to be delivered in connection with the Plan, and the benefits provided by the Creditor Releasees in the Plan and in the Chapter 11 Cases, each present and former holder of a Claim or Interest will be deemed to release forever, waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities (other than the rights to enforce the Debtors' obligations under the Plan and the securities, contracts, instruments, releases and other agreements and documents delivered thereunder), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or in part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Chapter 11 Cases, or the Plan against Creditor Releasees. The term "Creditor Releasees" shall include: (i) the officers, directors, shareholders, members and/or enrollees, employees, representatives, advisors, attorneys, financial advisors, investment bankers or agents of the Debtors in each case as of the Petition Date or that have become officers and/or directors thereafter (excluding Claims against professionals relating to the prepetition Claims of such professionals asserted in the Chapter 11 Cases), (ii) the DIP Agent and the DIP Lenders, (iii) the Creditors' Committee solely with respect to each member's conduct in furtherance of its, his, or her duties as a member of the Creditors' Committee, and not with respect to the actions of such members as individual creditors, and its agents, attorneys and other professionals acting in conjunction with the Chapter 11 Cases, (iv) the Plan Administrator, (v) the Indenture Trustees and the Unofficial Secured Noteholder Committee and their respective agents, attorneys and other professionals acting in conjunction with the Chapter 11 Cases, and (vi) TWTC.

        Except as expressly set forth in the Plan, following the Effective Date, none of the Debtors, the Plan Administrator, the Creditors' Committee, the Reconstituted Committee, the Unofficial Secured Noteholder Committee or any of their respective members, officers, directors, employees, advisors, attorneys, professionals or agents shall have or incur any liability to any holder of a Claim or Interest for any act or omission in connection with, related to, or arising out of, the Chapter 11 Cases, the pursuit of confirmation of the Plan, the consummation of the Plan or any contract, instrument, release or other agreement or document created in connection with the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for willful misconduct.

L.    Retention of Jurisdiction

        Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain such jurisdiction over the Chapter 11 Cases after the Effective Date as is legally permissible, including jurisdiction to:

          (a)  Allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the allowance or priority of Claims, Interests and Administrative Claims;

          (b)  Hear and determine any and all causes of action against any Person and rights of the Debtors that arose before or after the Petition Date, including but not limited to the rights and powers of a trustee and debtor-in-possession, against any Person whatsoever, including but not limited to all avoidance powers granted to the Debtors under the Bankruptcy Code and all causes of action and remedies granted pursuant to sections 502, 506, 510, 541, 542, 543, 544, 545, 547 through 551 and 553 of the Bankruptcy Code;

          (c)  Grant or deny any applications for allowance of compensation for professionals authorized pursuant to the Bankruptcy Code or the Plan, for periods ending on or before the Effective Date;

          (d)  Resolve any matters relating to the assumption, assumption and assignment or rejection of any executory contract or unexpired lease to which any Debtor is a party or with respect to which any of the Debtors may be liable, including without limitation the determination of whether such contract is executory for the purposes of section 365 of the Bankruptcy Code, and hear, determine and, if necessary, liquidate any Claims arising therefrom;

          (e)  Enter orders approving the Debtors' post-Confirmation sale or other disposition of Assets under section 363 of the Bankruptcy Code;

            (f)  Ensure that distributions to holders of Allowed Claims are accomplished pursuant to the provisions of the Plan;

          (g)  Decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving any Debtor that may be pending in the Chapter 11 Cases on the Effective Date;

          (h)  Hear and determine matters concerning state, local or federal taxes in accordance with sections 346, 505 or 1146 of the Bankruptcy Code;

            (i)  Enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and the Confirmation Order;

            (j)  Hear and determine any matters concerning the enforcement of the provisions of Article 12 of the Plan and any other releases or injunctions contemplated by the Plan;

          (k)  Resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation or enforcement of the Plan or the Confirmation Order;

            (l)  Permit the Debtors, to the extent authorized pursuant to section 1127 of the Bankruptcy Code, to modify the Plan or any agreement or document created in connection with the Plan, or remedy any defect or omission or reconcile any inconsistency in the Plan or any agreement or document created in connection with the Plan;

          (m)  Issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any entity with consummation, implementation or enforcement of the Plan or the Confirmation Order;

          (n)  Enforce any injunctions entered in connection with or relating to the Plan or the Confirmation Order;

          (o)  Enter and enforce such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated, or distributions pursuant to the Plan are enjoined or stayed;

          (p)  Determine any other matters that may arise in connection with or relating to the Plan or any agreement or the Confirmation Order;

          (q)  Enter any orders in aid of prior orders of the Bankruptcy Court;

          (r)  Hear and determine any request of the Reconstituted Committee for authority and approval to take any actions or enforce any remedies provided to the Reconstituted Committee pursuant to any provision of the Plan;

          (s)  Enter an order concluding the Chapter 11 Cases.

M.  Retention and Enforcement of Causes in Action

        Pursuant to section 1123(b)(3) of the Bankruptcy Code, except as otherwise provided in the Plan or the Confirmation Order, the Plan Administrator will have the exclusive right to enforce any and all causes of action against any Person and rights of the Debtors that arose before or after the Petition Date, including but not limited to the rights and powers of a trustee and debtor-in-possession, against any Person whatsoever, including but not limited to all avoidance powers granted to the Debtors under the Bankruptcy Code and all causes of action and remedies granted pursuant to sections 502 (objections to claims or interests), 506 (recovery of cost and expenses associated with preserving/disposing of property securing an allowed secured claim), 510 (subordination), 541 (property of the estate), 542 (turnover of property to the estate), 543 (turnover of property by a custodian), 544 (trustee as lien creditor and as successor to certain creditors and purchasers for purposes of pursuing state law fraudulent transfer or fraudulent conveyance actions), 545 (avoidance of statutory liens), 547 through 551 (avoidance of preferences; avoidance of fraudulent transfers and obligations; avoidance of postpetition transactions; liability of transferee of avoided transfer; automatic preservation of avoided transfer) and 553 (setoff) of the Bankruptcy Code.

N.    Objections to Claims

        Subject to applicable law, from and after the Effective Date, the Plan Administrator shall have the authority to File, settle, compromise, withdraw, arbitrate or litigate to judgment objections to Claims: (a) pursuant to applicable procedures established by the Bankruptcy Code, the Bankruptcy Rules and the Plan; and (b) subject to the oversight authority granted to the Reconstituted Committee under the Plan.

O.    Treatment of Executory Contracts and Unexpired Leases

        As of the Effective Date, the Debtors shall assume or assume and assign, as applicable, pursuant to Bankruptcy Code section 365, each of the executory contracts and unexpired leases of the Debtors that are identified in Exhibit E hereto that have not expired under their own terms prior to the Effective Date. The Debtors reserve the right to amend Exhibit E to the Disclosure Statement not later than ten (10) days prior to the Confirmation Hearing either to: (a) delete any executory contract or lease listed therein and provide for its rejection pursuant to Section 6.4 of the Plan; or (b) add any executory contract or lease to such Exhibit, thus providing for its assumption or assumption and assignment, as applicable, pursuant to this Section. The Debtors shall provide notice of any such amendment of Exhibit E to the Disclosure Statement to the parties to the executory contract or lease affected thereby and counsel for the Creditors' Committee not later than ten (10) days prior to the Confirmation Hearing. The Confirmation Order shall constitute an order of the Bankruptcy Court pursuant to Bankruptcy Code section 365 approving all such assumptions or assumptions and assignments, as applicable, described in Section 6.1 of the Plan, as of the Effective Date.

        Any monetary defaults under each executory contract and unexpired lease to be assumed under the Plan shall be satisfied, pursuant to Bankruptcy Code section 365(b)(1), in either of the following ways: (a) by payment of the default amount in Cash, in full on the Effective Date; or (b) by payment of the default amount on such other terms as may be agreed to by the Debtors and the non-Debtor parties to such executory contract or lease. In the event of a dispute regarding (i) the amount or timing of any cure payments, (ii) the ability of the Debtors, the Plan Administrator, or an assignee thereof to provide adequate assurance of future performance under the contract or lease to be assumed or assumed and assigned, as applicable, or (iii) any other matter pertaining to assumption or assumption and assignment of the contract or lease to be assumed, GST shall pay all required cure amounts promptly following the entry of a Final Order resolving the dispute.

        To the extent that any party to an executory contract or unexpired lease identified for assumption asserts arrearages or damages pursuant to Bankruptcy Code section 365(b)(1), or has any objection with respect to adequate assurance of future performance, any proposed assumption, revestment, cure or assignment on the terms and conditions provided herein, all such arrearages, damages and objections must be Filed and served: (a) as to any contracts or leases identified in this Disclosure Statement or any Exhibit hereto that is mailed to any party to any such contract or lease along with all other solicitation materials accompanying the Plan, within the same deadline and in the same manner established for the Filing and service of objections to Confirmation; and (b) as to any contracts or leases identified in any subsequent amendments to this Disclosure Statement or any Exhibit hereto that is mailed to any party to any such contract or lease not later than ten (10) days prior to the Confirmation Hearing, in such a manner as to be received by the Bankruptcy Court and Debtors, the Plan Administrator and counsel thereto, as the case may be, if applicable, no later than one (1) day prior to the Confirmation Hearing.

        Failure to assert such arrearages, damages or objections in the manner described above shall constitute consent to the proposed assumption, revestment, cure or assignment on the terms and conditions provided herein, including an acknowledgement that the proposed assumption and/or assignment provides adequate assurance of future performance and that the amount identified for "cure" in this Disclosure Statement or any Exhibit hereto is the amount necessary to cover any and all outstanding defaults under the executory contract or unexpired lease to be assumed, as well as an acknowledgement and agreement that no other defaults exist under such contract or lease.

        If any assumption of an executory contract or unexpired lease proposed pursuant to the Plan for any reason is not approved by the Bankruptcy Court, then the Debtors shall be entitled, in their sole discretion, upon written notice to the applicable non-Debtor party to such executory contract or unexpired lease, to deem such executory contract or unexpired lease to have been rejected pursuant to the provisions of Section 6.4 of the Plan.

        Except for those executory contracts and unexpired leases (a) that are assumed pursuant to the Plan, (b) that are the subject of previous orders of the Bankruptcy Court providing for their assumption or rejection pursuant to Bankruptcy Code section 365, irrespective of whether such assumption or rejection has yet to occur on the Effective Date, or (c) that are the subject of a pending motion before the Bankruptcy Court with respect to the assumption or assumption and assignment of such executory contracts and unexpired leases, as of the Effective Date, all executory contracts and unexpired leases of the Debtors shall be rejected pursuant to section 365 of Bankruptcy Code. For the purposes of Section 6.4 of the Plan, as of the Effective Date, any and all customer agreements that have not been previously terminated, that have not been previously order assigned to a third party by order of the Bankruptcy Court, irrespective of whether such assumption or rejection has yet to occur on the Effective Date, or that are not the subject of a pending motion before the Bankruptcy Court with respect to the same, shall be terminated and, to the extent applicable, shall be deemed rejected pursuant to section 365 of the Bankruptcy Code. The Confirmation Order shall constitute an Order of the Bankruptcy Court approving all rejections under Section 6.4 of the Plan of executory contracts and unexpired leases pursuant to Bankruptcy Code section 365 as of the Effective Date. Any Claim for damages arising from any such rejection must be Filed within thirty (30) days after the later of mailing of notice of the entry of the Confirmation Order or mailing of the notice of the Debtors' rejection of such contract or lease, or such Claim shall be forever barred, shall not be enforceable against the Debtors, their Estates, the Plan Administrator, or any of their respective properties and shall receive no distribution under the Plan or otherwise on account of such Claim.

V.    FUNDING AND FEASIBILITY OF THE PLAN

A.    Funding of the Plan

        The Plan shall be funded by (i) Available Cash on the Effective Date, and (ii) funds added to Available Cash after the Effective Date from, among other things, the liquidation of GST's remaining Assets, the prosecution and enforcement of causes of action and the release of any funds held in reserve or escrow in accordance with the terms thereof. The post-confirmation operations of GST shall be funded from the Operating Reserve. The Debtors will collect, market, sell and/or otherwise dispose of their assets in a manner which will maximize value for their estates. In addition, the Debtors' estates will retain some causes of action against third parties, such as preferences, which could increase the cash available for distribution.

B.    Best Interests Test

        Notwithstanding acceptance of the Plan by each Impaired Class, in order to confirm the Plan, the Bankruptcy Court must determine that the Plan is in the best interests of each holder of a Claim or Interest in any such Impaired Class who has not voted to accept the Plan. Accordingly, if an Impaired Class does not unanimously accept the Plan, the best interests test requires the Bankruptcy Court to find that the Plan provides to each member of such Impaired Class a recovery on account of the Class member's Claim or Interest that has a value, as of the Effective Date, at least equal to the value of the distribution that each such Class member would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code on such date.

        To estimate what members of each Impaired Class of unsecured creditors and equity security holders would receive if the Debtors were liquidated under chapter 7, the Bankruptcy Court must first determine the aggregate dollar amount that would be generated from the Debtors' assets if the Chapter 11 Cases were converted to a chapter 7 case under the Bankruptcy Code and the assets were liquidated by a trustee in bankruptcy (the "Liquidation Value" of such assets). The Liquidation Value would consist of the net proceeds from the disposition of the Debtors' assets and would be augmented by any cash held by the Debtors.

        The Liquidation Value of the Debtors' assets available to general creditors would be reduced by the costs and expenses of the liquidation, as well as other administrative expenses of the chapter 7 case. The Debtors' costs of liquidation under chapter 7 would include the compensation of a trustee or trustees, as well as counsel and other professionals retained by the trustee, disposition expenses, all unpaid expenses incurred by the Debtors during their chapter 11 proceedings (such as compensation for attorneys and accountants) which are allowed in the chapter 7 proceedings, and litigation costs and claims against the Debtors arising from their business operations during the pendency of the Chapter 11 Cases and chapter 7 liquidation proceedings. These costs, expenses and claims would be paid in full out of the Debtors' liquidation proceeds before the balance would be made available to pay general unsecured Claims or to make any distribution in respect of equity Interests.

        Once the percentage recoveries in liquidation of secured claimants, priority claimants, general unsecured creditors and equity security holders are ascertained, the value of the distribution available out of the Liquidation Value is compared with the value of the property offered to each of the classes of Claims and Interests under the Plan to determine whether the Plan is in the best interests of each Class.

C.    Avoidance Action Analysis

        The Debtors have reviewed transfers to insiders during the year preceding the Petition Date and, taking into account various defenses and indemnification obligations, have determined that any recoveries from Avoidance Actions resulting from such transfers would be exceeded by the costs of bringing such Avoidance Actions. In addition, in light of the Debtors' indemnification obligations to many of the insiders, the Debtors determined it was in the best interest of the Debtors, their estates and their creditors to provide the release set forth in Section 12.6 of the Plan and described in Section IV hereof.

        The Debtors transferred in excess of $25,000 to approximately 279 creditors other than insiders during the 90 days prior to the Petition Date. The total amount of such transfers was approximately $91,490,453. The Debtors have performed an analysis of such transfers to determine whether legal actions for recovery of any or all such transfers as preferences under section 547 of the Bankruptcy Code are warranted. The Debtors have determined that approximately 70 such actions, for a total of approximately $4,700,000, are warranted. The Debtors have settled approximately 13 preferences to date for approximately $400,000. In addition, the Debtors have filed 19 preference complaints.

        The Debtors believe that any transfers made to persons released in the Plan would likely not be deemed preferential and that the Debtors' determination as to which transfers are preferential would not differ markedly from that of a trustee under chapter 7 of the Bankruptcy Code. Except as otherwise provided in the releases, the Debtors, the Creditors' Committee and the Reconstituted Committee reserve their right to conduct a further review of the transfers made within 90 days of the Petition Date and to seek recovery of such transfers under the provisions of the Bankruptcy Code before or after the Confirmation Date.

D.    Feasibility

        Section 1129(a)(11) of the Bankruptcy Code requires that the Debtors be able to perform their obligations under the Plan. For purposes of determining whether the Plan meets this requirement, the Debtors analyzed their ability to meet their obligations under the Plan. The Debtors believe that they will be able to meet their obligations under the Plan.

E.    Risk Factors Associated with the Plan

        Holders of Claims against the Debtors should read and consider carefully the information set forth below, as well as the other information set forth in this Disclosure Statement (and the documents delivered together herewith and/or incorporated by reference), prior to voting to accept or reject the Plan. This information, however, should not be regarded as the only risk involved in connection with the Plan and its implementation.

        The Claims of holders of Class 4 General Unsecured Claims are subject to the risk of dilution if the total amount of Claims is higher than the Debtors' estimate. A number of Disputed Claims are material and the total amount of all Claims, including Disputed Claims, is materially in excess of the total amount of Allowed Claims assumed in calculating the estimated distributions as set forth in Section IV. Accordingly, the amount of distribution that will ultimately be received by any particular holder of a Class 4 General Unsecured Claim may be adversely affected by the aggregate amount of all Allowed Claims. Consequently, distributions to holders of Class 4 General Unsecured Claims will be made on an incremental basis until all Disputed Claims have been resolved.

        Additionally, successful confirmation of the Plan is subject to satisfaction or waiver of the conditions to Plan effectiveness, which are discussed in detail in Section IV above. THUS, THERE CAN BE NO ASSURANCE THAT ALL OF THE VARIOUS CONDITIONS TO EFFECTIVENESS OF THE PLAN WILL BE TIMELY SATISFIED OR WAIVED.

VI.    ALTERNATIVES TO THE PLAN

        Although this Disclosure Statement is intended to provide information to assist a Claim or Interest holder in determining whether to vote for or against the Plan, a summary of the alternatives to confirmation of the Plan may be helpful.

        If the Plan does not meet the cramdown requirements as set forth herein with respect to all of the Debtors, in GST's sole discretion, the Plan may be (a) revoked as to all of the Debtors, or (b) revoked as to the Debtor not satisfying the cramdown requirements (such Debtor's Chapter 11 Case being converted to a chapter 7 liquidation or dismissed in GST's sole discretion) and confirmed as to the remaining Debtors.

        If the Plan is not confirmed with respect to any of the Debtors, the following alternatives are available: (i) confirmation of another chapter 11 plan; (ii) conversion of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code; or (iii) dismissal of the Chapter 11 Cases leaving creditors and interest holders to pursue available non-bankruptcy remedies. Since the Debtors have substantially completed the process of liquidating their assets, these alternatives to the Plan are very limited and not likely to benefit creditors. Although the Debtors could theoretically file a new plan, the most likely result if the Plan is not confirmed is that the Chapter 11 Cases will be converted to cases under chapter 7 of the Bankruptcy Code. The Debtors believe that conversion of the Chapter 11 Cases to chapter 7 cases would result in (i) significant delay in distributions to all creditors who would have received a distribution under the Plan and (ii) diminished recoveries for certain classes of creditors, particularly holders of Class 4A Claims and, to a lesser extent, holders of Class 4B and 4C Claims. If the Chapter 11 Cases are dismissed, creditors would be free to pursue non-bankruptcy remedies in their attempts to satisfy claims against the Debtors. However, in that event, creditors would be faced with the costs and difficulties of attempting, each on its own, to collect claims from a non-operating entity.

VII.    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

A.    In General

        A summary description of certain federal income tax consequences of the Plan is provided below. The description of tax consequences below is for informational purposes only and is subject to significant uncertainties. Only the principal consequences of the Plan for the Debtors and for the holders of Claims who are entitled to vote to confirm or reject the plan are described below. No opinion of counsel has been sought or obtained with respect to any tax consequences of the Plan, and no tax opinion is being given in this Disclosure Statement. No rulings or determinations of the Internal

Revenue Service ("IRS") or any other tax authorities have been obtained or sought with respect to the Plan, and the description below is not binding upon the IRS or such other authorities.

        The following discussion of federal income tax consequences is based on the Internal Revenue Code (the "Code"), regulations promulgated and proposed thereunder and judicial decisions and published administrative rulings and pronouncements of the IRS as in effect on the date hereof. Legislative, judicial or administrative changes or interpretations enacted or promulgated in the future could alter or modify the analyses and conclusions set forth below. Any such changes or interpretations may be retroactive and could significantly affect the federal income tax consequences discussed below.

        THIS DISCUSSION DOES NOT ADDRESS FOREIGN, STATE OR LOCAL TAX CONSEQUENCES OF THE PLAN, NOR DOES IT PURPORT TO ADDRESS THE FEDERAL TAX CONSEQUENCES OF THE PLAN TO SPECIAL CLASSES OF TAXPAYERS (SUCH AS FOREIGN ENTITIES, NONRESIDENT ALIEN INDIVIDUALS, S CORPORATIONS, MUTUAL FUNDS, INSURANCE COMPANIES, FINANCIAL INSTITUTIONS, SMALL BUSINESS INVESTMENT COMPANIES, REGULATED INVESTMENT COMPANIES, BROKER-DEALERS AND TAX-EXEMPT ORGANIZATIONS). FURTHERMORE, ESTATE AND GIFT TAX ISSUES ARE NOT ADDRESSED HEREIN.

        NO REPRESENTATIONS ARE MADE REGARDING THE PARTICULAR TAX CONSEQUENCES OF THE PLAN TO ANY HOLDER OF A CLAIM OR INTEREST. EACH HOLDER OF A CLAIM OR INTEREST IS STRONGLY URGED TO CONSULT ITS OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE TRANSACTIONS DESCRIBED HEREIN AND IN THE PLAN.

B.    Federal Income Tax Consequences to the Debtors

  1.
  Regular Federal Income Tax

        Federal income taxes, like many other taxes, are priority claims. Accordingly, such claims must be satisfied before most other claims may be paid. With the possible exception of alternative minimum tax, the Debtors do not believe that any federal income taxes have accrued with respect to taxable years ending after the Petition Date.

        Generally, the discharge of a debt obligation by a debtor for an amount less than the adjusted issue price (in most cases, the amount the debtor received on incurring the obligation, with certain adjustments) gives rise to cancellation of debt ("COD") income, which must be included in the debtor's income. The Debtors should be able to utilize a special tax provision which excludes from income debts discharged in a chapter 11 case. If debts are discharged in a chapter 11 case, however, certain tax attributes otherwise available must be reduced, in most cases by the principal amount of the indebtedness forgiven. Tax attributes subject to reduction include net operating losses and net operating loss carry forwards (collectively, "NOLs"). If the Debtors have COD income as a result of the Plan, the Debtors' NOLs would first be available to offset any gains recognized on the liquidation of the Debtors' assets and any other taxable income generated in the year of the liquidation. Accordingly, it is not expected that the Debtors will owe regular federal income tax with respect to taxable years ending after the Petition Date. If, however, the IRS were to prevail in assessing federal income tax for any of these years, payments of such taxes would reduce the amounts otherwise available for distribution under the Plan.

        Any remaining NOLs would then be reduced as a result of the excluded COD income to the extent of such COD income. Because the Debtors are liquidating rather than continuing to operate in reorganized form, and because substantially all of the Debtors' historic assets and businesses have been sold, any remaining NOLs will have no material value.

  2.
  Alternative Minimum Tax

        A corporation or a consolidated group of corporations may incur alternative minimum tax liability even where a NOL is generated for regular corporate income tax purposes or where NOL carryovers and other tax attributes are sufficient to eliminate taxable income as computed under the regular corporate income tax. It is possible that the Debtors will be liable for the alternative minimum tax.

C.    Federal Income Tax Consequences to Holders of Claims

        Holders of Claims should generally recognize gain (or loss) to the extent the amount realized under the Plan in respect of their Claims exceeds (or is exceeded by) their respective tax bases in their Claims. The amount realized for this purpose will generally equal the amount of cash received under the Plan in respect of their respective Claims.

        The tax treatment of holders of Claims and the character and amount of income, gain or loss recognized as a consequence of the Plan and the distributions provided for by the Plan will depend upon, among other things, (i) the manner in which a holder acquired a Claim; (ii) the length of time a Claim has been held; (iii) whether the Claim was acquired at a discount; (iv) whether the holder has taken a bad debt deduction in the current or prior years; (v) whether the holder has previously included accrued but unpaid interest with respect to a Claim; (vi) the method of tax accounting of a holder; and (vii) whether a Claim is an installment obligation for federal income tax purposes. Therefore, holders of Claims should consult their own tax advisor for information that may be relevant to their particular situation and circumstances and the particular tax consequence to such holders as a result thereof.

D.    Information Reporting and Backup Withholding

        Certain payments, including the payments of Claims pursuant to the Plan, are generally subject to information reporting by the payor (the Debtors) to the IRS. Moreover, such reportable payments are subject to backup withholding under certain circumstances. Under the Code's backup withholding rules, a holder of a Claim may be subject to backup withholding at a rate of thirty-one percent (31%) with respect to distributions or payments made pursuant to the Plan, unless the holder: (a) comes within certain exempt categories (which generally include corporations) and, when required, demonstrates this fact or (b) provides a correct taxpayer identification number and certifies under penalty of perjury that the taxpayer identification number is correct and that the taxpayer is not subject to backup withholding because of a failure to report all dividend and interest income. Backup withholding is not an additional tax. Rather, the federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of federal income taxes, a holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS.

E.    Importance of Obtaining Professional Tax Assistance

        THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING WITH A TAX PROFESSIONAL. THE ABOVE DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. THE TAX CONSEQUENCES OF THE PLAN ARE IN MANY CASES UNCERTAIN AND MAY VARY DEPENDING ON A HOLDER'S INDIVIDUAL CIRCUMSTANCES. ACCORDINGLY, HOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS ABOUT THE FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE PLAN.

CONCLUSION

        For all of the reasons set forth in this Disclosure Statement, the Debtors believe that confirmation of the Plan is preferable to all other alternatives. Consequently, the Debtors and the Creditors' Committee urge all holders of Class 2, Class 3 and Class 4 Claims to vote to ACCEPT the Plan, and to complete and return their ballots so that they will be RECEIVED by the voting Agent on or before 5:00 p.m. prevailing Eastern time on the Voting Deadline.

Dated: December 3, 2001	GST TELECOM INC. (for itself and on behalf of the Debtors)
	By:	/s/ BRUCE BECKER
	Name:	Bruce Becker
	Title:	President and Chief Executive Officer
THE BAYARD FIRM
	By:	/s/ STEVEN M. YODER
Neil B. Glassman (No. 2087) Steven M. Yoder (No. 3885) 222 Delaware Avenue, Suite 900 P.O. Box 25130 Wilmington, Delaware 19899 (302) 655-5000
-and-
LATHAM & WATKINS
	By:	/s/ TIMOTHY A. BARNES
David S. Heller Richard A. Levy Josef S. Athanas Timothy A. Barnes Suite 5800 Sears Tower 233 South Wacker Drive Chicago, Illinois 60606 (312) 876-7700
Attorneys for the Debtors and Debtors-in-Possession

EXHIBIT A

First Amended Joint Plan of Liquidation of GST Telecom Inc., et al.

[Plan Filed Separately.]

A-1

EXHIBIT B

Methodology Utilized to Calculate Proceeds Available for Initial Distribution

GST Telecommunications, Inc.
Sources and Uses of Time Warner Sales Proceeds

($ in millions)
Purchase Price Per Contract	$690.0
Less deposit:	10.0
Less reductions to purchase price:
Ontario to Mira Mesa Build	19.6
Seattle build reduction	1.0
Provision for customer credits	1.0
Real estate tax proration	0.0
One-half of escrow fees	0.0

Amount to be funded by Time Warner at closing	658.4
Disposition of Proceeds
Cures to be paid by Time Warner at closing	19.9
Other amounts to be paid by Time Warner at closing:
NTFC	37.8
HLHZ Fee	5.4
To be paid by GST at closing:
Tomen	15.7
Payment of DIP fees to Heller Financial	1.6
Total transition services	6.7
Total Funds Held in Escrow	154.8
Amount to be funded by Time Warner at closing	658.4
Add: Time Warner Deposit	10.0
Less: Paid to Third Parties	(87.1)
Less: Funds Held in Escrow	(154.8)

Total Funds Available for Immediate Distribution	$426.4

B-1

EXHIBIT C

Methodology Utilized to Calculate Net Distributable Proceeds

GST Telecommunications, Inc.
Estimate of Net Distributable Proceeds

Time Warner Distributable Proceeds	$426.4
	Original Balance	Estimated Payments	Net Distribution
	($ in millions)
Estimated Escrow/Segregated Accounts Recoveries(1)
Funds in Escrow	$154.8	$(52.3)	$102.5
Construction Receivables	26.0	(6.0)	20.0 (2)

Total	180.8	(58.3)	122.5
Estimated Proceeds from the Sale of Additional Excluded Assets(3)
Hawaii OnLine			1.5
Stand Alone Long Distance			1.5
Mare Island			0.0
Other Excluded Assets			0.1

			3.1
Subtotal			552.0
Other Payments
Post-Petition Accounts Payable and Accrued Expenses(4)		(19.7)
HLHZ Success Fee(5)		(3.5)
Wind-Down Expenses(6)		0.0
Capital Lease Obligations(7)		(0.9)

Total Other Payments			(24.1)

Distributable Proceeds (before payment of Secured Claims of Secured Noteholders)			528.0
Payment of Secured Claims of Secured Noteholders(8)			(194.8)
Net Distributable Proceeds			$333.2

(1)
These categories represent amounts not collected ad of closing or amounts placed in escrow (estimated payments exclude payment of Canadian tax liability).

(2)
The estimated Net Distribution of Construction Receivables includes a construction receivable in the amount of approximately $8 million from 360networks (USA) Inc. However, on June 28, 2001, 360networks (USA) Inc. filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code. Accordingly, it remains unclear as to whether the Debtors will be able to collect such construction receivable from 360networks (USA) Inc. or otherwise.

(3)
Amounts estimated as of June 2001. Excludes approximately $1.3 million of proceeds related to GST Home that have already been collected.

(4)
Estimated amounts as of April 2001, these amounts exclude any construction related epxenses and Houlihan Lokey's professional fees.

(5)
Represents Houlihan Loken's monthly fees through June 2001 and the remaining success fee.

(6)
Wind down expenses are expected to total $6.6 million, however, this amount is expected to be satisfied from the approximately $3.9 million of cash on hand as of May 29, 2001 and interest income received from the primary sales proceeds account.

C-1

(7)
Represents the portion of the capital lease obligations which the Debtors believe constitute true post-petition lease obligatins (and not pre-petition, undersecured or unsecured financing obligations)(i.e., excludes Comdisco, Southern California Edison and Telecommunications Finance Group claims)

(8)
Represents payment of Secured Claims of Secured Noteholders pursuant to Secured Notes Collateral Value Order.

C-2

EXHIBIT D

GST Telecommunications, Inc.
Estimated Creditor Recoveries—No Consolidation

	($ in millions)
Net Distributable Proceeds		$528.0
Book Value of Collateral
10.5% Senior Secured Discount Notes	$298.3
13.25% Senior Secured Notes	168.4
Total Book Value of Collateral	$466.6
Total Book Value of Collateral	$466.6
PP&E Purchase Price Ratio	41.75%
Total Implied Book Value of Collateral		194.8
Net Distributable Proceeds to the Unsecured Creditors		$333.2
Unsecured Claims
10.5% Senior Secured Discount Notes Deficiency	$241.6
13.25% Senior Secured Notes Deficiency(1)	196.3
13.875% Senior Discount Notes	289.1
Pre-Petition Accounts Payable and Accrued Expenses	28.0
Rejected Executory Contracts	3.8
Total Unsecured Claims	758.8
10.5% Senior Secured Discount Notes
Secured Distribution	$124.5
Cash Collateral(2)	3.5
Deficiency Distribution	106.1
Distribution to 10.5% Senior Secured Discount Notes	234.1
10.5% Senior Secured Discount Notes—Accreted Amount	369.5
% of Accreted Value	63.4%
10.5% Senior Secured Discount Notes—Par Amount	500.0
% of Par Value	46.8%
13.25% Senior Secured Notes
Secured Distribution	$70.3
Deficiency Distribution	86.2
Distribution to 13.25% Senior Secured Notes	156.5
13.25% Senior Secured Notes—Par Amount	265.0
% of Par Value	59.19%
13.875% Senior Discount Notes
Distribution to 13.875% Senior Discount Notes	$127.0
13.875% Senior Discount Notes—Claim Amount	289.1
% of Claim Value	43.9%
General Unsecured Claims
Distribution to Unsecured Claims	$14.0
Remaining Unsecured Claims(3)	31.8
% of Claim Value	43.9%
Distribution to GST Telecommunications Claims(4)	$1.5
Total Distributions

(1)
Includes approximately $1.5 million of accrued pre-petition interest.

(2)
Cash collateral distribution represents cash held in separate accounts.

(3)
Excludes the deficiency claims, the 13.875% Senior Discount Notes and the GST Telecommunications claims.

(4)
The $1.5 million distribution is assumed to satisfy all GST Telecommunications claims, including potential taxes.

D-1

EXHIBIT E

Assumed Contracts

E-1

EXHIBIT F

Plan Administrator Compensation

Base comp.: $380,000 annually

Bonus compensation:

        Payment to GST of funds out of the escrow established pursuant to the Ontario-Mira Mesa Escrow Agreement: $5,000 for each $1 million (or any fraction thereof) of the amount equal to (a) the amount paid to the GST Companies under the OMMRC Escrow, minus (b) $19.6 million, up to a maximum of $25,000. Paid on completion of project.

        Payment to GST of funds out of the escrow established pursuant to the Construction Escrow Agreement: $5,000 for each $1 million (or any fraction thereof) paid to the GST Companies (for a maximum of $20,000). Paid on completion of project.

        Payment to GST of funds out of the escrow established pursuant to the Permits Escrow: 0.5% of the amount paid to the GST Companies (for a maximum of $21,500). To be paid on February 28, 2001, and the last day of every month of the Term for the payments made to the GST Companies prior to such date and after the previous payment date.

        First distribution to creditors under a confirmed Plan no later than no later than ninety (90) days following the date the Plan is filed by the GST Companies: $25,000. Paid upon distribution.

F-1

QuickLinks

  Exhibit 2.3
IN THE UNITED STATES BANKRUPTCY COURT FOR THE DISTRICT OF DELAWARE
DISCLOSURE STATEMENT WITH RESPECT TO DEBTORS' FIRST AMENDED JOINT PLAN OF LIQUIDATION I. INTRODUCTION
II. BACKGROUND OF THE DEBTORS
III. THE CHAPTER 11 CASES
IV. CHAPTER 11 PLAN
V. FUNDING AND FEASIBILITY OF THE PLAN
VI. ALTERNATIVES TO THE PLAN
VII. CERTAIN FEDERAL INCOME TAX CONSIDERATIONS
CONCLUSION
EXHIBIT A First Amended Joint Plan of Liquidation of GST Telecom Inc., et al . [Plan Filed Separately.]
EXHIBIT B Methodology Utilized to Calculate Proceeds Available for Initial Distribution
EXHIBIT C Methodology Utilized to Calculate Net Distributable Proceeds
GST Telecommunications, Inc. Estimate of Net Distributable Proceeds
EXHIBIT D
GST Telecommunications, Inc. Estimated Creditor Recoveries—No Consolidation
EXHIBIT E Assumed Contracts
EXHIBIT F Plan Administrator Compensation